EXHIBIT 10.1

STOCK PURCHASE AGREEMENT BY AND AMONG

Shield Holdings, LLC,

UH Partners, LLC,

THOMAS PARKER,

Christopher J. Timm,

John Lucker,

Rick Klimaszewski,

Travis Harrison,

Anthony Modd,

Frank Freund,

Jeff Kirkpatrick,

Brian Lietzke,

Steve Jokerst,

Tim Ellis,

Sandy Nance,

Garrett McClellan,

Christopher J. Timm,

as Sellers’ Representative,

and

TIPTREE INC.

DATED AS OF July 28, 2026

TABLE OF CONTENTS

i

ii

Schedules

Annex I – Employment Agreements

Schedule I – Purchase Price Allocation Schedule

Schedule II – Company Restricted Stock Awards

Purchaser Disclosure Schedule

Sellers Disclosure Schedule

iii

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of July 28, 2026, by and among Shield Holdings, LLC, a Wisconsin limited liability company (“Shield”), UH Partners, LLC, an Ohio limited liability company (“UHP”, together with Shield, the “Seller Entities”), Thomas Parker, an individual (“T. Parker”), Christopher J. Timm, an individual (“C. Timm”), John Lucker, an individual (“J. Lucker”), Rick Klimaszewski, an individual (“R. Klimaszewski”), Travis Harrison, an individual (“T. Harrison”), Anthony Modd, an individual (“A. Modd”), Frank Freund, an individual (“F. Freund”), Jeff Kirkpatrick, an individual (“J. Kirkpatrick”), Brian Lietzke, an individual (“B. Lietzke”), Steve Jokerst, an individual (“S. Jokerst”), Tim Ellis, an individual (“T. Ellis”), Sandy Nance, an individual (“S. Nance”), and Garrett McClellan, an individual (“G. McClellan”, together with T. Parker, C. Timm, J. Lucker, R. Klimaszewski, T. Harrison, A. Modd, F. Freund, J. Kirkpatrick, B. Lietzke, S. Jokerst, T. Ellis and S. Nance, the “Individual Sellers”, and collectively with the Seller Entities, “Sellers”), Christopher J. Timm, as the representative for Sellers (the “Sellers’ Representative”), and Tiptree Inc., a Maryland corporation (“Purchaser”).

RECITALS:

WHEREAS, Sellers collectively own all of the issued and outstanding shares of capital stock (the “Shares”) of Universal Shield Insurance Group, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding shares of (a) Universal Fire & Casualty Insurance Company, an Indiana corporation (“UFCI”) and (b) Shield Indemnity Incorporated, an Ohio corporation (“SII”, together with UFCI, the “Insurance Companies”, and collectively with the Company, the “Acquired Companies”);

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares (the “Acquisition”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser desires to enter into employment agreements (each, an “Employment Agreement”) with the Individual Sellers listed on Annex I concurrently with the execution and delivery of this Agreement, to be effective upon and subject to the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
Definitions and Terms

Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“280G Waiver” has the meaning set forth in Section 5.6(c).

“Acquired Companies” has the meaning set forth in the Recitals.

“Acquired Company Privacy Policies” means the publicly posted, external facing policies or notices with respect to the privacy, security, and Processing of Personal Data, as applicable to each of the Acquired Companies.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any civil, criminal, administrative or regulatory action, whether at law or in equity, claim, action, cause of action, demand, lawsuit, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, complaint, arbitration, binding mediation, suit, examination, investigation or proceeding by or before any Governmental Authority, mediator, arbitrator or arbitration panel.

“Actuarial Analyses” has the meaning set forth in Section 3.24.

“Additional Leakage” has the meaning set forth in Section 2.6(b).

“Additional Leakage Statement” has the meaning set forth in Section 2.6(b).

“Adjustment Report” has the meaning set forth in Section 2.6(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of clarity, from and after the Closing, none of the Acquired Companies shall be deemed to be an Affiliate of any of the Sellers.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means (a) the Paying Agent Agreement and (b) the Employment Agreements.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.13(c).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other compensation or benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus, commission, compensation, incentive, stock option, equity or equity-based compensation, deferred compensation, stock purchase, severance, retention, change of control, unemployment benefits, sick leave, vacation pay, paid time off, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, employment, consulting, or similar plan, program, policy, arrangement or agreement, in each case, whether written or unwritten: (a) that is sponsored, maintained, or contributed to (or required to be sponsored, maintained, or contributed to) by the Acquired Companies, (b) with respect to which an Acquired Company is a party; (c) that is for the benefit of any Service Provider, or in which any Service Provider or beneficiary thereof otherwise participates or is a party; or (d) with respect to which the Acquired Companies could have any Liability, including Liability on account of an ERISA Affiliate.

“Books and Records” means originals and copies of all books, records, customer lists, policy information, Contracts, administrative and pricing manuals, claims records, sales records, underwriting records, financial records, compliance records prepared for or filed with any Governmental Authority, Tax Returns (including workpapers with respect to the Acquired Companies), Tax records and all documents (or relevant portions thereof) of, or in the possession or control of or maintained by, Sellers, the Acquired Companies or their respective Affiliates, as applicable, to administer, evidence or record information to the extent primarily relating to the business or operations of the Acquired Companies, whether or not stored in hardcopy form or on electronic, magnetic, optical or other media or manner.

“Burdensome Condition” means any condition, limitation or qualification imposed by a Governmental Authority that, taken together with all such conditions, limitations or qualifications, would require or involve (a) (i) offering, selling or holding separate pending divestiture, or agreeing to offer, sell or hold separate pending divestiture or (ii) consenting to any offer, sale, or holding separate pending divestiture or agreement to offer, sell or hold separate pending divestiture, in either case, before or after the Closing, of any material business, operations or assets, or interest in any business, operations or assets, of Purchaser or any of its Affiliates (including the Acquired Companies), (b) taking or agreeing to take any other action or agreeing or consenting to any limitation or restriction on or changes in any such businesses, operations or assets of Purchaser or any of its Affiliates (including the Acquired Companies) that, in each case of (a) and (b), would individually or in the aggregate, have a materially adverse effect on the business of Purchaser, the Acquired Companies or their respective Affiliates following the Closing or (c) a requirement for Purchaser or any of its Affiliates to provide or maintain any capital maintenance or capital support arrangement, guarantee or keep-well.

“Business” means the business of the Acquired Companies as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York are authorized or required by applicable Law to be closed for business.

“Business Intellectual Property” has the meaning set forth in Section 3.14(d).

“CIBC” means CIBC Bank USA.

“CIBC Consent” means the consent from CIBC in connection with the Acquisition, including any consents to waive any “change of control” and other “default” or “event of default” provisions under that certain Loan and Security Agreement, by and among the Company, CIBC, and the other loan parties thereto, dated as of February 20, 2025.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Payment” has the meaning set forth in Section 2.4.

“Closing Statement” has the meaning set forth in Section 2.6(a).

“Closing Statement Review Period” has the meaning set forth in Section 2.6(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company Interested Party” means any current or former officer, director or holder of any capital stock of any Acquired Company, or any Affiliate or immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest.

“Company Material Adverse Effect” means any state of facts, condition, change, development, occurrence, action, omission, circumstance, event or effect (each, an “Effect”), that, when taken together with all such other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities, operations of the Acquired Companies or the Business, taken as a whole, but excluding any such effect to the extent resulting from or arising out of: (i) any adverse change, effect or event attributable to conditions affecting the industry in which the Acquired Companies participate, the U.S. economy or any other economy where the Acquired Companies operate or the capital markets in general or the markets in which the Acquired Companies operate, except to the extent that any of the foregoing has had a disproportionate effect on the Acquired Companies as compared to other participants in the industry in which the Acquired Companies operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) the effect of any change arising in connection with any “act of God” including weather, natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (iii) the effect of any change arising in connection with any pandemic, epidemic, or disease outbreak, (iv) any change in Law or applicable accounting regulation or the enforcement thereof; (v) any change resulting from the announcement of the Transactions, (vi) actions required by this Agreement or any actions taken (or omitted to be taken) pursuant to or at the written request of Purchaser or (vii) any failure by the Acquired Companies or the Business to meet internal or published projections, forecasts, or revenue or earnings predictions; provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded, or (b) the ability of the Seller Parties to timely perform their respective material obligations under this Agreement or any Ancillary Agreement.

“Company Registered IP” means all Intellectual Property included in the Company Intellectual Property that are the subject of a registration or filing, or are issued under, the authority of any Governmental Authority, including all applications for any of the foregoing.

“Company Restricted Stock Award” means any award of restricted Shares granted pursuant to any Equity Plan.

“Company Software” means Software owned or purported to be owned by the Acquired Companies.

“Company Statutory Financial Statements” has the meaning set forth in Section 3.8(c).

“Competing Activity” has the meaning set forth in Section 5.11(a).

“Competing Business” has the meaning set forth in Section 5.11(a).

“Competing Transaction” means (a) any sale, acquisition, purchase or other transaction involving the direct or indirect sale or transfer of all or substantially all of the assets of, or any debt or equity interests in, any of the Acquired Companies, other than the sale or transfer of assets in the ordinary course of business, provided, that such ordinary course sales or transfers, individually or in the aggregate, do not constitute a material portion of the assets of the Company, (b) any merger, consolidation, business combination, reorganization, dissolution, securities issuance, exchange, recapitalization or other similar transaction involving any of the Acquired Companies or (c) any cession, retrocession, risk transfer or other similar arrangement (or series thereof) with respect to any material portion of the liabilities or assets of any of the Acquired Companies.

“Condition Satisfaction” has the meaning set forth in Section 2.3(a).

“Confidentiality Agreement” means the letter agreement, dated December 4, 2025, by and between Purchaser and C. Timm.

“Continuing Employee” has the meaning set forth in Section 5.6(a).

“Contract” means, with respect to any Person, any agreement, contract, lease, loan agreement, deed, mortgage, note, guarantee, security agreement, license, indenture, commitment, undertaking, joint venture or other similar instrument or other legally binding obligation, agreement, commitment or arrangement to which such Person is a party or is otherwise subject or bound, whether oral or written.

“Corporate Insurance Policies” has the meaning set forth in Section 3.25.

“Crime Control Act” has the meaning set forth in Section 3.23(i).

“Current Employee” means each employee of the Acquired Companies.

“Delaware Court” has the meaning set forth in Section 9.8(b).

“Electronic Data Room” means the electronic data room hosted by Datasite Global Corporation and established by or on behalf of Sellers with respect to the Transactions and made accessible to Purchaser and its Representatives.

“Employment Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any security interest, pledge, mortgage, lien, lease, encumbrance, deed of trust, hypothecation, charge or other adverse claim of any kind.

“Environmental Law” means any Law regulating or imposing standards of conduct or other obligations concerning or relating to pollution including generation, handling, use, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup with respect to hazardous substances (or the cleanup thereof), or protection of the environment (including ambient air, soil vapor, surface water or groundwater, or subsurface strata), protection of natural or biological resources, wildlife flora and fauna, natural resources, and human health and safety.

“E.O. 11246” has the meaning set forth in Section 3.23(h).

“Equity Plan” means any equity compensation plan or arrangement of the Company or any of its Subsidiaries, including the Universal Shield Insurance Group, Inc. 2024 Restricted Stock Award Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, at the relevant time, is or was considered a single employer with the Seller Entities, the Acquired Companies, or any of their respective Affiliates under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Dispute Notice” has the meaning set forth in Section 2.6(c).

“Final Additional Leakage Amount” means the amount of Additional Leakage as finally determined in accordance with Section 2.6(c).

“Final Closing Leakage” means the amount of Leakage as finally agreed upon by the Purchaser and the Sellers’ Representative pursuant to Section 2.6(a).

“Financial Statements” has the meaning set forth in Section 3.8(c).

“Fraud” means actual and intentional fraud involving a knowing and intentional misrepresentation or omission of material facts with intent to deceive with respect to the making of any representation, warranty or covenant contained in this Agreement or in any certificate required to be delivered pursuant to this Agreement (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“GAAP” means generally accepted accounting principles as applied in the United States.

“GAAP Financial Statements” has the meaning set forth in Section 3.8(a).

“Governmental Authority” means any international, national, regional, state, local or municipal governmental or quasi-governmental authority, legislative, judicial, administrative or regulatory authority, department, agency, instrumentality, commission, board, subdivision, bureau, body, tribunal or court.

“Governmental Authorizations” means all licenses, permits, waivers, orders, registrations, consents, clearances, notices and other authorizations and approvals of or by a Governmental Authority required (a) with respect to Sellers or Purchaser, to perform their respective obligations hereunder and (b) with respect to the Acquired Companies, to carry on their business and operations substantially as currently conducted under applicable Law.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, declaration, decision, decree, ruling, stipulation, determination, assessment, award, or agreement entered by or with any Governmental Authority.

“Indebtedness” means, without duplication, (a) any obligations for borrowed money; (b) any indebtedness under any credit agreement or facility or evidenced by any note, bond, debenture or other debt security; (c) all obligations for the deferred purchase price of property or services; (d) any obligations to pay amounts under a lease of real or personal property that is required to be capitalized under GAAP or SAP; (e) all obligations under any conditional sale or other title retention agreement; (f) all letters of credit issued for the credit of such person; (g) any obligations or Liabilities in respect of (i) accrued, earned or unpaid severance, termination payments and vacation or other paid time off, (ii) accrued, earned or unpaid bonuses, commissions or other incentive payments; (iii) any unfunded or underfunded pension or pension-like liabilities or obligations and any unfunded or underfunded post-retirement and post-employment benefits, liabilities or obligations and (iv) any nonqualified deferred compensation plan, programs, agreements or arrangement, in each case of clauses (i) through (iv), together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts; (h) guarantees of any of the items described in clauses (a) through (g) of any other Person and (i) interest, premium and prepayment penalties payable in respect of any of the foregoing, in each case of clauses (a) through (g), whether incurred, assigned, granted, secured or unsecured, and guarantees of any of the foregoing of any other Person.

“Independent Accounting Firm” has the meaning set forth in Section 2.6(c).

“Individual Sellers” has the meaning set forth in the Preamble.

“Information Security Program” means a written information security program that complies with Privacy and Security Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of any Acquired Company data and IT Systems, and that is at least as stringent as one or more relevant industry standards and that includes: (a) written policies and procedures regarding any Acquired Company data, and the Processing thereof; (b) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Acquired Company data; (c) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; (d) vendor risk management programs for cybersecurity and privacy risks; and (e) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of any Acquired Company data and IT Systems.

“Insurance Companies” has the meaning set forth in the Recitals.

“Insurance Contract” means any insurance policy, contract, binder, slip, amendment, application, endorsement, certificate or reinsurance treaty, contract or binder, in each case, together with all amendments, supplements or riders thereto, issued or assumed by the Insurance Companies.

“Insurance Producer” means an insurance agent, insurance broker, insurance intermediary, general agent, managing general agent, third party administrator, securities broker or dealer, insurance producer, surplus lines broker or insurance agency or other Person responsible for soliciting, selling, marketing or producing the Insurance Contracts.

“Insurance Representative” has the meaning set forth in Section 3.22(a).

“Intellectual Property” means, collectively, all United States registered and unregistered (a) patents and pending patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as disclosures relating thereto; (b) Trademarks; (c) rights in works of authorship including any copyrights and copyrightable subject matter whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof; (d) trade secrets; (e) URL and domain name registrations; (f) inventions (whether or not patentable) and improvements thereto; (g) rights of privacy and publicity; and (h) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide (whether registered or unregistered, and any applications for the foregoing).

“Intercompany Account” means any intercompany account balance outstanding as of the Closing Date between (a) any of the Acquired Companies, on the one hand; and (b) Seller Entities or any of their Subsidiaries (other than the Acquired Companies) or any of their respective directors, officers or employees, on the other hand.

“Intercompany Agreement” means any Contract between (a) any of the Acquired Companies or any of their respective directors, officers or employees, on the one hand; and (b) Seller Entities or any of its Subsidiaries (other than the Acquired Companies) or any of their respective, or any of the Acquired Companies’, directors, officers or employees, on the other hand.

“Investment Assets” means the investment assets beneficially owned by the Acquired Companies.

“Investment Guidelines” has the meaning set forth in Section 3.27(b).

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology systems (including both hardware and software) to the extent used by the Acquired Companies in the operation of their respective businesses.

“Knowledge” means with respect to: (a) a Seller Entity as it relates to any fact or other matter, the actual knowledge of the natural Persons listed in Section 1.1(a) of the Sellers Disclosure Schedule of such fact or matter, in each case, after reasonable inquiry; (b) an Individual Seller as it relates to any fact or other matter, the actual knowledge of such Individual Seller of such fact or matter, in each case, after reasonable inquiry, and (c) Purchaser as it relates to any fact or other matter, the actual knowledge of the natural Persons listed in Section 1.1(a) of the Purchaser Disclosure Schedule of such fact or matter, in each case, after reasonable inquiry.

“Law” means any national, regional, state, county or, local or foreign law, statute, ordinance, regulation, code, written rule, order, judgment, decree, injunction, award, directive, rule of common law, constitution, treaty or other legally binding obligation imposed, enacted, promulgated, issued, enforced or entered by or on behalf of a Governmental Authority and applicable to any Person or such Person’s businesses, properties or assets.

“Leakage” means without duplication, the sum of the aggregate amount (net of any value received in exchange therefor) of any of the following payments made, value transferred or liabilities incurred, or rights and/or assets waived, settled, released or forgiven that occur after the Lockbox Date and at or prior to the Closing, in each case, excluding Permitted Leakage:

(a) the declaration, setting aside, making or payment of any dividend, return of capital or other distribution (whether in cash or in kind) by any Acquired Company to any Company Interested Party on or with respect to any of their capital stock, other equity or ownership interests, loan capital or other securities (other than between any Acquired Companies);

(b) any payment or commitment to pay by any Acquired Company to any Company Interested Party for the redemption, purchase, repayment or acquisition, directly or indirectly, of any of their respective capital stock, loan capital or other equity or ownership interests of any Acquired Company, or any other return of capital to any Company Interested Party;

(c) all obligations of any Acquired Company in respect of director fees or accrued but unpaid compensation, including salaries, bonuses, severance owed to former employees and other incentive compensation, and the employer portion of any payroll, employment or other Taxes on any of the foregoing, in each case, that is not in the Ordinary Course of Business of the applicable Acquired Company;

(d) the waiver, discharge, deferral, release or discount by any Acquired Company of any amount, liability or obligation, or any claim in respect thereof, owed to any Acquired Company by any Company Interested Party;

(e) the purchase, transfer, surrender or giving of grant by any Acquired Company from or for the benefit any Company Interested Party of or in respect of any assets, rights, services or other benefits by any Acquired Company to or for the benefit of any Company Interested Party;

(f) any remuneration, fees, costs, commissions, bonuses, benefits or expenses paid, incurred or otherwise assumed (directly or indirectly) by or on behalf of any Acquired Company to or for the benefit of any Company Interested Party (other than payments made in the Ordinary Course of Business to any Company Interested Party in their capacity as an employee or director of any Acquired Company);

(g) any Acquired Company assuming or incurring any liability or obligation for the benefit of any Company Interested Party, including the provision of any guarantee or indemnity or the creation of any Encumbrance by any Acquired Company in favor, or for the benefit, of any Company Interested Party;

(h) any payment of any other nature made by any Acquired Company to (or future benefits granted to) or for the benefit of any Company Interested Party (including royalty payments, management fees, monitoring fees, interest payments, loan payments, service fees, bonuses or other compensation of any kind but excluding directors’ fees);

(i) any Transaction Expense (including any Transaction Expense paid after the Lockbox Date or remaining unpaid as of the Closing, whether incurred prior to, at or after the Lockbox Date);

(j) the settlement of Intercompany Accounts pursuant to Section 5.7(b);

(k) any Tax incurred, paid or payable by any of the Acquired Companies in respect of any of the matters set out in (a) to (j) above, including any income withholding, employment, payroll, premium, transfer or similar Tax resulting from any payment, distribution or transfer constituting Leakage or any payment under a Tax Sharing Arrangement (other than any such Tax Sharing Arrangement all of the parties to which are an Acquired Company); and

(l) any agreement or undertaking by any of the Acquired Companies to give effect to any of the matters set out in (a) to (k) above.

“Leakage Holdback Amount” means two million dollars ($2,000,000).

“Lease” has the meaning set forth in Section 3.19(b).

“Liabilities” means any and all debts, claims, loss, damages, deficiencies, liabilities, Taxes, commitments, Actions and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, asserted or not asserted, disputed or undisputed, known or unknown, joint or several, accrued or not accrued, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses related thereto.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed to any of the Acquired Companies pursuant to a Contract.

“Lockbox Date” shall mean December 31, 2025.

“Malicious Code” has the meaning set forth in Section 3.14(h).

“Material Contract” has the meaning set forth in Section 3.17(a).

“Net Additional Leakage Amount” means the absolute value of the difference between (a) the Leakage Holdback Amount and (b) the Final Additional Leakage Amount, if any.

“Ordinary Course of Business” with respect to a Person, means the ordinary course of business of such Person, consistent with past practice.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Organizational Document” has the meaning set forth in Section 3.3.

“Paying Agent” has the meaning set forth in Section 2.5(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.5(a).

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or due and payable but not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves in respect thereof have been established in accordance with GAAP or SAP, as applicable; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other statutory Encumbrances arising or incurred in the Ordinary Course of Business; and (c) any Encumbrance that is expressly disclosed in Section 1.1(b) of the Sellers Disclosure Schedule.

“Permitted Leakage” means the amount of any of the following payments or transactions made, or to be made, between an Acquired Company, on the one hand, and a Company Interested Party, on the other hand (except to the extent constituting Transaction Expenses, which, for the avoidance of doubt, shall constitute Leakage instead of Permitted Leakage):

(a) payment of any amounts pursuant to a written request by, or with the prior written consent of, Purchaser to pay such amount;

(b) payments made to, Liability assumed or incurred or guarantee or indemnity provided to or for the benefit of a Company Interested Party by an Acquired Company in exchange for services on arms’ length terms in the Ordinary Course of Business in accordance with the terms of a Contract set forth on Section 1.1(c) of the Sellers Disclosure Schedule; and

(c) any Taxes paid, payable or incurred by the Acquired Companies as a consequence of the matters referred to in (a) and (b) above.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a joint venture, a trust or other legal entity or organization, including a Governmental Authority.

“Personal Data” means any information that, (a) alone or in combination with other information, identifies, relates to, describes or can be used to identify a particular natural Person, or (b) otherwise constitutes “personal information,” “nonpublic personal information” or any other similar term regulated by any applicable Privacy and Security Requirements.

“Plan Assets” has the meaning set forth in Section 3.12(e).

“Policies” has the meaning set forth in Section 3.26(b).

“Pre-Lockbox Tax Period” means any taxable period ending on or before the Lockbox Date and, with respect to any taxable period beginning on or before and ending after the Lockbox Date, the portion of such taxable period ending on and including the Lockbox Date.

“Privileged Deal Communications” has the meaning set forth in Section 9.15(b).

“Privacy and Security Requirements” means applicable Laws, industry requirements, Acquired Company Privacy Policies, and Contracts relating to the (a) privacy, confidentiality, integrity, availability, collection, use, access, security, Security Incident notification, deletion, disclosure, or Processing of any Acquired Company data or IT Systems; (b) cybersecurity (including secure software development), or (c) artificial intelligence, automated decision making, or machine learning technologies.

“Pro Rata Share” has the meaning set forth in Section 2.1(a).

“Processing” means any processing of any Acquired Company data or IT Systems, including the collection, use, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of such Acquired Company data or IT systems. “Process” and “Processed” have correlative meanings.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Approvals” has the meaning set forth in Section 4.3.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to the Sellers’ Representative in connection with the execution and delivery of this Agreement.

“Purchaser Fundamental Representations” means any representation or warranty of Purchaser in Section 4.1 (Organization and Authority), Section 4.2 (Binding Effect) and Section 4.5 (Finders’ Fees).

“Purchaser Material Adverse Effect” means any event, fact, circumstance, development, change or effect that has had, individually or in the aggregate, a material adverse effect on the ability of Purchaser to timely perform its material obligations under this Agreement or any Ancillary Agreement.

“R&W Policy” has the meaning set forth in Section 5.9.

“Reinsurance Agreement” means all treaties or other reinsurance Contracts to which the Insurance Companies are a party, whether as ceding or assuming party.

“Representatives” means counsel, financial advisors, auditors, actuarial consultants and other authorized representatives.

“Required Approvals” has the meaning set forth in Section 6.1(b).

“Reserves” means the reserves, funds or provisions of the Insurance Companies for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, contingent obligations, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance policies issued, reinsured or assumed by the Insurance Companies.

“Resignations” has the meaning set forth in Section 5.8.

“Restricted Party” has the meaning set forth in Section 5.11(a).

“Review Period” has the meaning set forth in Section 2.6(c).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted, or enforced by (a) the United States (including the Department of the Treasury, Office of Foreign Assets Control); (b) the European Union; (c) the United Nations; (d) the United Kingdom or (e) other similar Governmental Authorities with regulatory authority over Purchaser’s operations from time to time.

“SAP” means the statutory accounting principles and practices prescribed or permitted by applicable insurance Law or Governmental Authority in effect at the relevant time.

“Scheduled Investment Assets” has the meaning set forth in Section 3.27(a).

“Section 503” has the meaning set forth in Section 3.23(h).

“Security Incident” means any data breach or other security event that resulted in the unauthorized access to or use, acquisition, loss, or modification of any Acquired Company data, including Personal Data or confidential information of the Acquired Companies, whether or not such data was in the possession, custody, or control of any of the Acquired Companies, including any such incident for which such Acquired Companies were legally required to provide formal notification to any Person under applicable Privacy and Security Requirements.

“Seller Entities” has the meaning set forth in the Preamble.

“Seller Party” means, collectively, Sellers and the Sellers’ Representative.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Approvals” has the meaning set forth in Section 3.6.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers’ Representative to Purchaser in connection with the execution and delivery of this Agreement.

“Sellers Fundamental Representations” means any representation or warranty of Sellers in Section 3.1 (Organization and Authority), Section 3.2 (Binding Effect), Section 3.3 (Organization, Qualification and Authority of Sellers and the Acquired Companies), Section 3.5 (Capital Structure; Ownership of the Acquired Companies), and Section 3.21 (Finders’ Fees).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Service Provider” means any current or former employee, officer, director or individual independent contractor of an Acquired Company.

“Shares” has the meaning set forth in the Recitals.

“Shield” has the meaning set forth in the Preamble.

“SII” has the meaning set forth in the Recitals.

“Software” means any computer program, operating system, applications system, firmware, or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules or definitions and any derivations, updates, enhancements, and customization of any of the foregoing, and all Intellectual Property embodied with the foregoing, technical manuals, user manuals, and other documentation thereof, whether in machine-readable form, programming language, or any other language or symbols and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature.

“Straddle Period” has the meaning set forth in Section 5.5(c).

“Subsidiary” means with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local or non-U.S. taxes, including any interest, penalties or other additions to tax, whether disputed or not, imposed by any Governmental Authority, which taxes shall include all income, gross receipts, franchises, windfall and other profits, capital stock, alternative minimum, add-on minimum, estimated, employment, payroll, withholding on amounts paid to or by any Person, social security, workers’ compensation, unemployment, disability, escheat, sales, use, service, service use, license, lease, registration, ad valorem, value added, excise, premium, stamp, transfer, estimated or net worth, parking, property, natural resources, environmental, commercial activity, severance and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, whether disputed or not; and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by Contract.

“Tax Returns” means any and all returns, reports, statements, certificates, schedules required to be filed with respect to any Tax, including information returns or claims for refund of or with respect to any Tax, including any and all attachments, amendments and supplements thereto.

“Tax Sharing Arrangement” means any written or unwritten Contract or arrangement providing for the allocation or payment of Tax liabilities or Tax benefits other than such Contracts or arrangements entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes (such as leases, licenses or credit agreements).

“Top Producers” has the meaning set forth in Section 3.22(e).

“Trademarks” means all trademarks, trade names, trade dress, service marks, assumed names, brand names, business names, corporate names, logos, slogans, Internet domain names and any other indicia of source or origin, whether registered or unregistered, and all registrations and applications for registration of any of the foregoing, together with all goodwill of the businesses symbolized by any of the foregoing.

“Transaction Expenses” means all expenses incurred by the Acquired Companies in connection with the preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including (a) all amounts paid or payable by the Acquired Companies in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event or circumstance) pursuant to any change of control, transaction, sale, incentive or other bonuses or other compensatory payments or retention or severance agreements or arrangements to any service provider (including the payments set forth in Section 2.2), whether or not such amounts are actually paid, including the employer portion of any payroll, employment or other Taxes and any “tax gross-up” payments payable with respect to any of the foregoing; (b) any fees and disbursements of attorneys, investment bankers, accountants and other professional advisors which, in each case, paid by the Acquired Companies following the Lockbox Date or unpaid as of the Closing, regardless of when incurred, including to Raymond James & Associates, Inc. and Squire Patton Boggs (US) LLP; (c) fifty percent (50%) of the fees and expenses of the Paying Agent; (d) fifty percent (50%) of the costs and expenses related to the procurement of the R&W Policy; (e) fifty percent (50%) of all Transfer Taxes; (f) fifty percent (50%) of all filing fees for the Required Approvals; (g) fifty percent (50%) of all fees, costs and other expenses relating to any required third party consents (other than consents for any Governmental Authority) in connection with the Transactions; and (h) fifty percent (50%) of all amounts paid or payable by the Acquired Companies in connection with the “tail” insurance policies pursuant to Section 5.10.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured by net income), including sales, use, registration, stamp, documentary, stock transfer and other similar Taxes.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UFCI” has the meaning set forth in the Recitals.

“UHP” has the meaning set forth in the Preamble.

“VEVRAA” has the meaning set forth in Section 3.23(h).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local law, each as amended, and the regulations issued thereunder.

“Waived Benefits” has the meaning set forth in Section 5.6(c).

“Willful Breach” means a breach of this Agreement that is a consequence of a deliberate act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would have an adverse effect on the ability of such party to consummate the Transactions and such breach shall not have been cured in all material respects.

Section 1.2. Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) To the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary.

(ii) To any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise clearly indicated to the contrary.

(iii) To any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section.

(iv) To any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate.

(v) To any “copy” of any Contract or other document or instrument are to a true and complete copy thereof.

(vi) To “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary.

(vii) To the “date of this Agreement,” “the date hereof” and words of similar import refer to July 28, 2026.

(viii) To “this Agreement” includes the body of this Agreement and the Schedules thereto (including the Purchaser Disclosure Schedule and the Sellers Disclosure Schedule) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not always be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Any statement that a document has been “delivered,” “provided” or “made available” to Purchaser means that such document has been uploaded to the Electronic Data Room not later than three (3) Business Days prior to the date of this Agreement.

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means a Seller Party or Purchaser and references to “parties” hereto means Seller Parties and Purchaser.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement or any Ancillary Agreement.

(h) No summary of this Agreement or any Ancillary Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement or such Ancillary Agreement, as applicable.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Purchaser Disclosure Schedule and the Sellers Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II
Purchase and Sale

Section 2.1. Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, all of the Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws) in exchange for the percentage of the Purchase Price set forth opposite each Seller’s name on Schedule I hereto (such percentage, with respect to each Seller, the “Pro Rata Share”).

Section 2.2. Treatment of Company Restricted Stock Awards.

(a) Immediately prior to the Closing (but contingent upon the occurrence of the Closing), each then-outstanding unvested Company Restricted Stock Award will be, as of immediately prior to the Closing, cancelled and converted into the right to receive an amount in cash equal to the amount set forth opposite the name of each holder of a Company Restricted Stock Award on Schedule II hereto, plus any tax gross-up payments payable with respect to the foregoing. All amounts payable pursuant to this Section 2.2(a) to the holders of unvested Company Restricted Stock Awards will be paid in accordance with Section 2.2(b), less required Tax withholding pursuant to Section 2.8. Prior to the Closing, the Company shall cause each holder of a Company Restricted Stock Award to execute a consent and release of claims with respect to the treatment of such Company Restricted Stock Award hereunder (a copy of which will be provided to Purchaser at least five (5) Business Days prior to the Closing and shall be subject to Purchaser’s prior review and comment) in exchange for the payment provided for in this Section 2.2(a).

(b) Notwithstanding any provision contained herein to the contrary, any payment to which a current or former employee of the Company or any Subsidiary of the Company becomes entitled pursuant to Section 2.2(a) shall be made through the Acquired Company’s payroll as soon as reasonably practicable following the Closing Date.

(c) Prior to the Closing, the Company (and the appropriate governing body thereof) shall adopt resolutions and take all actions which are reasonably necessary to effectuate the provisions of this Section 2.2 and to terminate all Equity Plans effective as of the Closing Date. The Company shall provide Purchaser with a copy of such resolutions and/or written actions at least five (5) Business Days prior to the Closing and such resolutions and/or written actions shall be subject to Purchaser’s prior review and comment.

Section 2.3. Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place electronically through the execution and exchange, via pdf copies of electronically or originally signed documents, on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than five (5) Business Days prior to the first Business Day of such month, then the Closing shall take place on the first Business Day of the second month immediately following the month in which the Condition Satisfaction occurs, in each case unless another date, time or place is agreed to in writing by the parties hereto; provided, that in no event shall the Closing occur prior to January 3, 2027. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.

(b) At the Closing, Sellers’ Representative shall deliver or cause to be delivered to Purchaser the following:

(i) a certificate duly executed by the Sellers’ Representative, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c);

(ii) certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank, or accompanied by stock powers or other instruments of transfer duly executed in blank, in proper form for transfer on the stock transfer books of the Company;

(iii) the duly tendered Resignations;

(iv) a duly executed counterpart of each of the Ancillary Agreements to which a Seller or any of its Affiliates is a party;

(v) a properly completed IRS Form W-9 duly executed by each Seller;

(vi) evidence of (A) the termination of and discharge of all Intercompany Agreements and (B) the settlement, discharge, offset, payment, repayment, termination or extinguishment in full of all Intercompany Accounts, in each case pursuant to Section 5.7;

(vii) a digital record containing a copy of the information and documents set forth in the Electronic Data Room as of the Closing Date; and

(viii) such other customary agreements, documents, instruments, tax forms or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers’ Representative (and, in the case of Section 2.3(c)(ii), pay or cause to be paid to the Paying Agent in accordance with the terms of the Paying Agent Agreement) the following:

(i) a certificate of Purchaser duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b);

(ii) the Closing Payment, by wire transfer of immediately available funds to an account or accounts designated by the Paying Agent in accordance with the Paying Agent Agreement;

(iii) a duly executed counterpart of each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party; and

(iv) such other customary agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.

(d) At the Closing, each party hereto shall deliver to the other party hereto copies (or other evidence) of all of its Required Approvals in satisfaction of Section 6.1(b).

Section 2.4. Closing Payment. The closing payment payable by Purchaser to Sellers for the Shares shall be an amount equal to (a) one hundred million dollars ($100,000,000); minus (b) the amount of any Final Closing Leakage; minus (c) the Leakage Holdback Amount (the “Closing Payment”, as adjusted in accordance with Section 2.6, the “Purchase Price”).

Section 2.5. Paying Agent.

(a) As promptly as practicable after the date hereof, but in any event no later than thirty (30) Business Days after the date hereof, Purchaser shall appoint a paying agent that is mutually acceptable to Purchaser and the Sellers’ Representative (the “Paying Agent”) and enter into a paying agent agreement by and among Purchaser, the Sellers’ Representative and the Paying Agent (the “Paying Agent Agreement”), for the purpose of making payments related to the Transactions. Purchaser and the Paying Agent shall be entitled to rely upon the purchase price allocation set forth under Schedule I hereto and neither Purchaser nor the Paying Agent shall have any liability in relying thereon.

(b) On the Closing Date, Purchaser shall pay, or caused to be paid, to the Paying Agent the Closing Payment in accordance with Section 2.3(c)(ii), and shall instruct the Paying Agent to pay, or cause to be paid, to each Seller, its Pro Rata Share of the Closing Payment to the accounts designated by the Sellers’ Representative, in accordance with the terms of the Paying Agent Agreement.

(c) Following the Closing Date, Purchaser shall cause the Paying Agent to pay, or cause to be paid, to each Seller its Pro Rata Share of any Net Additional Leakage Amount to the accounts designated by the Sellers’ Representative, in accordance with Section 2.6(c) and the terms of the Paying Agent Agreement.

Section 2.6. Closing Statement; Additional Leakage.

(a) No later than five (5) Business Days prior to the anticipated Closing Date (the “Closing Statement Review Period”), the Sellers’ Representative shall deliver to Purchaser a statement setting forth a good faith calculation of the Leakage (the “Closing Statement”). During the Closing Statement Review Period, Purchaser shall have the right to review the Closing Statement and the Sellers’ Representatives shall consider in good faith any comments the Purchaser makes to the Closing Statement prior to the Closing Date. The parties hereto shall cooperate in good faith to promptly resolve any disputes with respect to the calculation set forth in such Closing Statement prior to the Closing Date. During the Closing Statement Review Period, the Sellers’ Representative shall reasonably cooperate with Purchaser and its representatives in Purchaser’s review of the Closing Statement, consult with Purchaser regarding any objections Purchaser made in good faith with respect to the Closing Statement, and permit Purchaser and its Representatives (including their accountants and attorneys), during normal business hours upon reasonable prior notice to have reasonable access to the Books and Records of the Acquired Companies necessary to review the Closing Statement. Without limiting Sections 2.5(b)-(e) in any respect, if the Sellers’ Representative and Purchaser are not able to resolve any dispute with respect the Closing Statement prior to the expiration of the Closing Statement Review Period, then the Sellers’ Representative’s proposed Closing Statement (as amended, as applicable, to reflect any of Purchaser’s comments accepted by the Seller’s Representative in accordance with this Section 2.6(a)) shall control for purposes of all payments to be made at the Closing. For the avoidance of doubt, the failure to resolve any dispute prior to the Closing shall in no event be deemed to constitute a final agreement among the parties hereto on the items included in the Closing Statement, and Purchaser shall in no event be precluded from disputing any such items following the Closing in accordance with this Agreement.

(b) No later than the four (4)-month anniversary of the Closing, Purchaser shall deliver to the Sellers’ Representative a statement (the “Additional Leakage Statement”) setting forth (i) a good faith calculation of the amount of any additional Leakage and each component thereof (without duplication of any Leakage included in the calculation of the Closing Payment as a reduction thereto) plus interest on such Leakage calculated at the annual rate of the prime rate, as published in The Wall Street Journal in effect on the Closing Date, from (and including) the Closing Date to (but excluding) the date of such payment to the Purchaser (the “Additional Leakage”), and (ii) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Additional Leakage Statement.

(c) The Sellers’ Representative shall have twenty (20) days from the date on which the Additional Leakage Statement is delivered to the Sellers’ Representative to review the Additional Leakage Statement (the “Review Period”). If the Sellers’ Representative disagrees with any item or amount of the Additional Leakage set forth in the Additional Leakage Statement, the Sellers’ Representative may, on or prior to the last day of the Review Period, deliver a notice to Purchaser setting forth, in reasonable detail, each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, the Sellers’ Representative’s position as to the correct amount or computation that should have been included in the Additional Leakage Statement. Matters as to which the Sellers’ Representative may submit a Dispute Notice shall include whether (i) any arithmetic error was made in any item or calculation set forth therein or (ii) any item constitutes Additional Leakage. If no Dispute Notice is delivered to Purchaser with respect to the Additional Leakage Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Additional Leakage

Statement shall be deemed accepted by the Sellers’ Representative on behalf of Sellers, whereupon the amount or computation of such item or items shall be final and binding on the parties. For a period of thirty (30) days beginning on the date that Purchaser receives a Dispute Notice, if any, Purchaser and the Sellers’ Representative shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such thirty (30) day period, Purchaser or the Sellers’ Representative may engage an accounting firm of national reputation, as mutually agreed by the parties hereto (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute. Purchaser and the Sellers’ Representative will direct the Independent Accounting Firm to render a determination within thirty (30) days after its retention, and Purchaser, the Seller Parties and their respective employees and agents will cooperate with the Independent Accounting Firm during its engagement. Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall reasonably cooperate and shall cause their Representatives to reasonably cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Purchaser and the Sellers’ Representative (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Additional Leakage Statement solely as to the disputed items and shall determine the appropriate Additional Leakage on that basis. Purchaser and the Sellers’ Representative shall instruct the Independent Accounting Firm to set forth in the Adjustment Report, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Additional Leakage Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (x) shall be bound to the principles of this Section 2.6 and the terms of this Agreement, (y) shall limit its review to matters specifically set forth in the Dispute Notice and (z) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. All fees and expenses relating to the work of the Independent Accounting Firm shall be shared equally by Purchaser and the Sellers’ Representative. The Adjustment Report, absent fraud or manifest error, shall be final and binding upon Purchaser and the Seller Parties, and shall be deemed a final arbitration award that is binding on each of Purchaser and the Seller Parties, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Adjustment Report.

(d) If the Final Additional Leakage Amount is less than the Leakage Holdback Amount, then Purchaser shall (i) promptly pay, or cause to be paid, the Net Additional Leakage Amount to the Paying Agent by wire transfer of immediately available funds to an account or accounts designated by the Paying Agent to Purchaser in writing, and (ii) instruct the Paying Agent to pay, or cause to be paid, to Sellers their respective Pro Rata Share of such Net Additional Leakage Amount. If the Final Additional Leakage Amount is equal to or greater than the Leakage Holdback Amount, then (i) Purchaser shall retain the Leakage Holdback Amount, (ii) each Seller shall (in the case that the Final Additional Leakage Amount is greater than the Leakage Holdback Amount) promptly pay, or cause to be paid, to the Paying Agent their respective Pro Rata Share of the Net Additional Leakage Amount by wire transfer of immediately available funds to an account or accounts designated by the Paying Agent to the Sellers’ Representative in writing, and (iii) Purchaser shall instruct the Paying Agent to pay, or cause to be paid, such Net Additional Leakage Amount to Purchaser.

(e) Any payment in respect of the Additional Leakage pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price for all purposes, including for Tax allocation purposes to the maximum extent permitted by applicable Law.

Section 2.7. No Set-off. From and after the Closing, neither Sellers and any of its Affiliates, on the one hand, nor Purchaser and any of its Affiliates, on the other hand, shall have any set-off or other similar rights with respect to (a) any of the funds to be received by such party or its Affiliates pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other party hereto or its Affiliates arising out of this Agreement or any Ancillary Agreement.

Section 2.8. Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, its Affiliates and, effective upon the Closing, the Acquired Companies, and each of their respective agents, shall be entitled to deduct and withhold from any amount payable under this Agreement any Taxes or other amounts required under applicable Law to be deducted and withheld. To the extent that amounts are so deducted or withheld and paid over to or deposited with the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Prior to deducting or withholding any amounts from the Purchase Price, Purchaser shall provide the Sellers’ Representative at least five (5) Business Days advance notice of such proposed deduction or withholding to give Sellers an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. Without limiting the foregoing, Purchaser and the Sellers’ Representative shall cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.8.

ARTICLE III
Representations and Warranties of Sellers

Except as set forth in the Sellers Disclosure Schedule (it being understood that any information contained therein will qualify and apply to the representations and warranties in this ARTICLE III to which the information is stated as referring, and will qualify and apply to other representations and warranties in this ARTICLE III to the extent that it is reasonably apparent upon the face of such disclosure that such disclosure also qualifies or is responsive to such other representations and warranties), each of Sellers represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1. Organization and Authority. Each Seller Entity is duly organized, validly existing and in good standing under the Laws of its state of jurisdiction. Each Seller Entity has all requisite corporate power and authority to carry on its business as conducted on the date of this Agreement and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.

Section 3.2. Binding Effect. The execution and delivery of this Agreement by each Seller and the applicable Ancillary Agreements by each Seller and its Affiliates, as applicable, the performance of each Seller’s obligations hereunder and each Seller’s and its Affiliates’ obligations hereunder and thereunder, as applicable, and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved and authorized by all requisite corporate action on the part of each Seller or its Affiliates, as applicable, and no additional corporate proceedings on the part of each Seller or any of its Affiliate thereof or any of their respective securityholders are necessary to approve or authorize, as applicable, this Agreement and the applicable Ancillary Agreements, the performance of each Seller’s and its Affiliates’ obligations hereunder or the consummation of the Transactions. Each of Sellers’ Affiliates, as applicable, have the requisite corporate (or other organizational) power and authority to execute and deliver each other Ancillary Agreement to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions contemplated thereby. Each Seller has duly executed and delivered this Agreement and, on the Closing Date, it or its Affiliates, as the case may be, will have duly executed and delivered the Ancillary Agreements. Assuming the due authorization, execution and delivery by Purchaser, this Agreement constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 3.3. Organization, Qualification and Authority of Sellers and the Acquired Companies. Each of the Acquired Companies is a corporation duly organized, validly existing, and in good standing under the Laws of their jurisdictions of organization as set forth on Section 3.3 of the Sellers Disclosure Schedule. Each of the Acquired Companies has all requisite corporate power and authority to own, lease or otherwise hold its assets and to carry on its business in all material respects as currently conducted. Prior to the date hereof, the Sellers’ Representative has made available to Purchaser true and complete copies, in all material respects of the articles of incorporation and bylaws (or other organizational documents), each as amended to the date hereof, of the Acquired Companies (collectively, the “Organizational Documents”). The Organizational Documents of the Acquired Companies that have been so delivered are in full force and effect as of the date hereof.

Section 3.4. Insurance Operations. The Company conducts its insurance operations through the Insurance Companies. Each of the Insurance Companies (a) has all

Governmental Authorization as an insurance company in each jurisdiction where it is required to have such an authorization; and (b) through the date hereof, there is no pending, or to the knowledge of Sellers, threatened in writing, revocation, suspension or involuntary non-renewal of any material Governmental Authorization. None of the Insurance Companies is “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of incorporation. None of the Acquired Companies write or conduct business or otherwise operate in any jurisdiction outside of the United States.

Section 3.5. Capital Structure; Ownership of the Acquired Companies.

(a) Each Acquired Company’s authorized and outstanding capital stock, is as set forth on Section 3.5(a) of the Sellers Disclosure Schedule. All of the shares of outstanding capital stock are validly issued, fully paid and nonassessable and have not been issued in violation of any material Law (including applicable state securities, and “blue sky” Laws) or any preemptive rights, rights of first refusal or other similar rights of any Person. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding obligations, options, equity appreciation rights, phantom equity, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating any Acquired Company to issue or sell any shares of capital stock of, or any other interest (including voting debt) in, such Acquired Company. None of the Acquired Companies is a party to, or otherwise bound by, and none of the Acquired Companies has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 3.5(a) of the Sellers Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company’s outstanding capital stock or any of the equity interests or other securities of any of the Acquired Companies. Section 3.5(a) of the Sellers Disclosure Schedule sets forth a list of all outstanding Company Restricted Stock Awards, including the name of the holder thereof. No holder of a Company Restricted Stock Award has made a timely and valid election under Section 83(b) of the Code in respect of any such Company Restricted Stock Awards. There are no (i) obligations or binding commitments of any character to which any of the Acquired Companies is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, any of the Acquired Companies or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of any of the Acquired Companies or (ii) other obligations by the Company to make any payments based on the price or value of any securities of any of the Acquired Companies. Each of the Insurance Companies is wholly owned by the Company, directly or indirectly, free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Permitted Encumbrances. Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by each Seller, good and valid title to the Shares will pass to Purchaser, free and clear of any Encumbrances and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests).

(b) Other than the Company’s ownership of the Insurance Companies, no Acquired Company has any Subsidiaries and, except for Investment Assets, no Acquired Company owns, directly or indirectly, any capital stock or other equity or voting interest of any Person, has any direct or indirect equity or ownership interest in any business or is a member of or participant in any partnership, joint venture, or other entity.

(c) Except as set forth in Section 3.5(c)(i) of the Sellers Disclosure Schedule, the Acquired Companies and their respective Affiliates have no outstanding Indebtedness, other than any trade payables or accruals incurred in the Ordinary Course of Business that is not material in amount. Except as set forth in Section 3.5(c)(ii) of the Sellers Disclosure Schedule, no Acquired Company has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.5(c), other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of any Acquired Company on any matter.

Section 3.6. Governmental Filings and Consents. Except as set forth on Section 3.6 of the Sellers Disclosure Schedule (the “Sellers Approvals”), no material consents or approvals of, clearances or waivers from or filings or registrations with, any Governmental Authority are required to be made or obtained at or prior to the Closing by Sellers, any Acquired Company or any other Affiliate of Sellers in connection with the execution, delivery or performance by Sellers or their respective Affiliates of this Agreement or the Ancillary Agreements, or to consummate the Transactions contemplated hereby and thereby.

Section 3.7. Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by Sellers and their respective Affiliates, as applicable, and the performance of its and their obligations hereunder and thereunder do not and will not (a) conflict with or breach any provision of the organizational documents of the Seller Entities or any of the Acquired Companies; (b) materiality impair or delay the ability of Seller Parties or their respective Affiliates to perform their respective obligations under this Agreement or the Ancillary Agreements; (c) assuming compliance with the matters set forth in Section 3.6, conflict with or breach any provision of any applicable Law except where such conflict or breach would not reasonably be expected to result in a Company Material Adverse Effect, or other Governmental Order by which Seller Parties, any of their respective Affiliates, or the Acquired Companies or any of their respective properties, rights or assets is bound or subject; (d) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration, suspension, limitation, amendment, modification, restriction, non-renewal, revocation, impairment, alteration, rights to receive additional payment under or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract or any material Permit of the Acquired Companies, except, in each case, for any conflict, breach, default, termination right, impairment or other matter that would not reasonably be expected to have a material adverse effect on the Business; or (e) result in the creation or imposition of any material Encumbrances other than Permitted Encumbrances.

Section 3.8. Financial Statements; No Undisclosed Liabilities; Accounting and Internal Controls.

(a) Sellers’ Representative has made available to Purchaser prior to the date hereof true, complete and correct copies of the following financial statements, together with all exhibits, schedules and notes thereto (collectively, the “GAAP Financial Statements”): (i) the audited consolidated financial statements of the Company (consisting of a consolidated balance sheet, income statement and statement of cash flows) for each of the years ended December 31, 2024 and December 31, 2025, which financial statements have been reported on, and are accompanied by the signed unqualified opinions of independent accountants for each Acquired Company for the period indicated therein, and (ii) the unaudited consolidated financial statements of the Company (consisting of a consolidated balance sheet, income statement and statement of cash flows), as of and for the calendar quarter ended March 31, 2026.

(b) The GAAP Financial Statements (i) are correct and complete in all material respects; (ii) are prepared from and consistent in all material respects with such financial statements as have been prepared and used by the Company in the ordinary course of managing its business and measuring and reporting its operating results; (iii) are prepared in accordance with GAAP applied on a consistent basis (except in the case of unaudited financial statements, for the absence of footnote disclosures and normal year-end adjustments, none of which are material) and with the Books and Records of the Company; and (iv) fairly present in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated.

(c) The Sellers’ Representative has made available to Purchaser prior to the date hereof true and complete copies of each of the following financial statements of the Insurance Companies, together with the exhibits, schedules and notes thereto (collectively, the “Company Statutory Financial Statements” and, together with the GAAP Financial Statements, the “Financial Statements”): (i) the annual statutory financial statements as of and for the years ended December 31, 2024 and December 31, 2025; and (ii) the unaudited quarterly statutory financial statements for the quarterly period ended March 31, 2026. Subject to the notes thereto, the Company Statutory Financial Statements (A) were prepared in accordance with SAP consistently applied during the periods involved and in all material respects in accordance with applicable Law; and (B) present fairly, in all material respects, the statutory financial position and the statutory results of operations, capital and surplus of the Insurance Companies, respectively, as of the respective dates and for the respective periods referred to in the Company Statutory Financial Statements.

(d) Except for those Liabilities (i) that are reflected or reserved against in the Company Statutory Financial Statements; (ii) incurred in the Ordinary Course of Business since April 1, 2026; (iii) as set forth on Section 3.8(d) of the Sellers Disclosure Schedule; and (iv) incurred by or on behalf of an Acquired Company as expressly required by this Agreement, any Ancillary Agreement or the Transactions, the Acquired Companies have no material Liabilities.

(e) The Acquired Companies have designed and maintained systems of internal accounting controls in all material respects sufficient to provide reasonable assurances that, since January 1, 2024: (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and disposition of the assets of the Acquired Companies; (ii) all transactions are executed in accordance with management’s general or specific authorization; (iii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with SAP; (iv) access to their property and assets is permitted only in accordance with management’s general or specific authorization and such internal controls prevent or timely detect unauthorized acquisitions, use or disposition of their assets that could have a material effect on the financial statements of the Acquired Companies; and (v) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(f) No material violations or deficiencies have been asserted by any Governmental Authority with respect to any of the Financial Statements which has not been cured, waived or otherwise resolved to the material satisfaction of the Governmental Authority. Except as set forth in Section 3.8(f) of the Sellers Disclosure Schedule, the Company has not utilized any permitted practices in the preparation of the Financial Statements.

Section 3.9. Absence of Certain Changes. Except for matters undertaken in connection with or as otherwise contemplated by this Agreement, since March 31, 2026: (a) the business of the Acquired Companies has been operated in the Ordinary Course of Business; (b) there has been no event, occurrence, condition or change that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect; and (c) the Acquired Companies have not taken any action that would, after the date hereof, be prohibited or omitted to take any action that would, after the date hereof, be required, as the case may be, by Section 5.2.

Section 3.10. Litigation; Governmental Orders.

(a) Except as set forth on Section 3.10 of the Sellers Disclosure Schedule, there is no material Action pending or, to the Knowledge of Sellers, threatened in writing against or affecting (i) any Acquired Company or any Acquired Company’s respective officers, directors or employees (in their capacity as such) or its business or any of its properties or assets (other than any ordinary course litigation arising out of individual claims for benefits under the Insurance Contracts that do not involve covered claims that are both (A) in excess of the policy limits and (B) and allege bad faith or extra contractual obligations); or (ii) Sellers or any of their respective Affiliates (other than the Acquired Companies) or any of their respective properties or assets, in each case, to the extent related to the business of the Acquired Companies.

(b) There are no material Governmental Orders applicable to any Acquired Company, its business or any of its properties or assets outstanding and no investigation by a Governmental Authority pending or, to the Knowledge of Sellers, threatened in writing, against any Acquired Company, other than those that are generally applicable to all Persons in businesses similar to that of the Acquired Companies.

Section 3.11. Taxes.

(a) For each Acquired Company: (i) all material Tax Returns required to be filed by each of the Acquired Companies have been timely filed (taking into account any extensions of time within which to file); (ii) all such Tax Returns are true and complete in all material respects; and (iii) all material Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid (other than any taxes being contested in good faith and for which the reserves for Taxes are adequate to cover any resulting Tax liabilities).

(b) Any powers of attorney granted with respect to Taxes of any Acquired Company prior to the Closing will terminate and be of no effect following the Closing.

(c) Each Acquired Company has complied in all material respects with all applicable Tax Laws with respect to the withholding and paying of Taxes, and has in all material respects duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over.

(d) No Acquired Company has any liability for Taxes of any Person other than another Acquired Company (i) under any Tax Sharing Arrangement, and (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, and (iii) as a transferee or successor.

(e) All Tax Sharing Arrangements relating to any Acquired Company (other than any such Tax Sharing Arrangement solely between the Acquired Companies) will terminate prior to the Closing Date and none of the Acquired Companies will have any liability thereunder on or after the Closing Date.

(f) There are no material Encumbrances for Taxes against any assets of the Acquired Companies, except for Permitted Encumbrances.

(g) No Tax Actions are pending or being conducted with respect to any of the Acquired Companies. None of the following have been received from any taxing authority (including jurisdictions where no Acquired Company has filed Tax Returns) with respect to any taxable year of an Acquired Company which remains open to or for assessment: (i) written notice indicating an intent to open a Tax Action; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax. No written claim has been made by an authority in a jurisdiction where an Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction. As of the Closing Date, no unresolved Tax Action exists that could reasonably be expected to result in liability for Taxes attributable to any Pre-Lockbox Tax Period.

(h) No material waiver or extension of any statute of limitations with respect to Taxes of the Acquired Companies is in effect and no written request for such a waiver is outstanding (other than extensions of the due date of Tax Returns filed in the Ordinary

Course of Business) and no extension of time with respect to a Tax assessment or deficiency of the Acquired Companies remains in force or has been requested.

(i) The unpaid Taxes of the Acquired Companies attributable to any Pre-Lockbox Tax Period do not exceed the reserve for Tax liabilities reflected in the Intercompany Accounts (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Statutory Financial Statements (rather than in any notes thereto).

(j) No Acquired Company is required to include or accelerate any amounts in income, or exclude or defer any item of deduction or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Lockbox Date as a result of any: (i) change in method of accounting for a Pre-Lockbox Tax Period; (ii) use of an improper method of accounting for a Pre-Lockbox Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Lockbox Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Lockbox Date; (vi) prepaid amount (other than unearned premiums on policies written by the Acquired Companies in the Ordinary Course of Business) received on or prior to the Lockbox Date or (vii) as a result of any election under Section 965(h) of the Code.

(k) No Tax ruling, request for Tax ruling, closing agreement or other similar agreement with a Governmental Authority relating, in whole or in part, to Taxes of any Acquired Company will bind any Acquired Company in any taxable period ending after the Closing Date.

(l) No Acquired Company has been a member of an affiliated, combined, consolidated or unitary group of corporations filing Tax Returns (other than the current group of which it is presently a member) for which the applicable statute of limitations remains open.

(m) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years or which otherwise could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(n) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and, with respect to each transaction in which an Acquired Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or non-U.S. Law.

(o) No Acquired Company (i) is, or during the past twelve (12) month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) (ii) has or has had during the applicable statute of limitations a permanent establishment in any country other than the United States.

(p) There are no Tax credits, grants or similar amounts previously claimed or received by an Acquired Company that are or could be subject to clawback or recapture as a result of (A) the transactions contemplated by this Agreement or (B) a failure by an Acquired Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(q) Section 3.11(q) of the Sellers Disclosure Schedule sets forth a true, complete and correct schedule of any amounts that any Acquired Company shall be required to include in income after the Lockbox Date as a result of any change in method of accounting.

(r) Each Insurance Company is, and has been for its entire existence, an insurance company within the meaning of Section 831(c) of the Code.

Section 3.12. Employee Benefits.

(a) Section 3.12(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of each material Benefit Plan. With respect to each Benefit Plan, the Sellers have provided to Purchaser true and complete copies of the following, as applicable: (i) all plan documents (or, with respect to any unwritten Benefit Plan, a written summary thereof), related trust agreements and all amendments thereto, (ii) insurance contracts and policies and certificates of coverage and all amendments thereto, (iii) all current summary plan descriptions and summaries of material modifications thereto, (iv) the most recent IRS determination, advisory or opinion letter, (v) the Forms 5500 annual reports and accompanying schedules for the three (3) most recently completed plan years, (vi) annual testing results (including nondiscrimination and coverage testing results) for the three (3) most recently completed plan years, (vii) actuarial reports for the three (3) most recently completed plan years, and (viii) all material non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority.

(b) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust forming a part thereof, is so qualified and has received a favorable and currently effective determination letter from the IRS, or is in the form of a preapproved plan document that is the subject of a favorable opinion or advisory letter from the IRS on which it is entitled to rely, and, no event has occurred, and there are no existing circumstances, that could adversely affect the qualification of such Benefit Plan result in a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each Benefit Plan has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code, in all material respects.

(c) With respect to each Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment and contribution has been made of all amounts due and required under the terms of each such Benefit Plan or applicable Law and all obligations accrued on or prior to the Closing Date which relate to directors, officers, employees or consultants of any Acquired Company and which are not yet due have either been made or have been accrued on the Financial Statements as of the Closing Date. All premiums, fees and administrative expenses required to be paid under or in connection with the Benefit Plans for the period on or before the Closing Date, have been paid or have been accrued in full on the Financial Statements as of the Closing Date.

(d) Except as set forth on Section 3.12(d) of the Sellers Disclosure Schedule, none of Sellers, the Acquired Companies, or any ERISA Affiliate sponsors, has sponsored, contributes to, has contributed to, has or had an obligation to contribute to or has any Liability with respect to: (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) a multiple employer plan subject to Section 4063 or 4064 of ERISA, or (iv) a plan subject to Section 302 of ERISA or Section 412 of the Code. No Acquired Company sponsors, has sponsored, contributes to, has contributed to, has or had an obligation to contribute to or has any Liability with respect to a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. None of Sellers, any Acquired Company or any ERISA Affiliate has any Liability as a result of a violation of COBRA. No Acquired Company has any Liability under Section 502(i) or 502(l) of ERISA.

(e) None of the Acquired Companies hold “plan assets” within the meaning of Section 3(42) of ERISA (“Plan Assets”), or are subject to any federal, state, local, non-U.S. or other laws, rules or regulations applicable to such Acquired Company that are substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated hereunder. Assuming no Purchaser is deemed to hold Plan Assets for purposes of ERISA or the Code, the transactions contemplated hereunder will not result in a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.

(f) No Benefit Plan and no Acquired Company provides or has any obligation to provide welfare benefits (including medical, life insurance or death benefits) with respect to any current or former employees (or any dependent thereof) beyond their termination of employment or service (other than coverage mandated by Law, the full cost of which is paid by the applicable employee or service provider), and there are no reserve assets, surplus or prepaid premiums under any such Benefit Plan. No Benefit Plan or Acquired Company provides, or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of an Acquired Company, or a beneficiary thereof.

(g) Sellers and each Acquired Company is, and has been in all material respects, compliant in all respects with the applicable provisions of the Patient Protection and

Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(h) No fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Benefit Plan that could subject an Acquired Company or a Service Provider to any liability (including liability on account of an indemnification obligation). No Acquired Company has incurred any excise Taxes under Chapter 43 of the Code with respect to any Benefit Plan and nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject any Acquired Company to any such Taxes.

(i) Other than routine claims for benefits, there are no pending or, to the Knowledge of Sellers, threatened actions, lawsuits or claims relating to any Benefit Plan. There is no audit, inquiry, investigation or examination pending or, to the Knowledge of Sellers, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority with respect to any Benefit Plan. Neither Sellers nor the Acquired Companies have made any promise or commitment, whether written or oral, to amend or terminate any Benefit Plan or modify or increase the benefits or payments thereunder.

(j) Each Benefit Plan that is or has been a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been established, administered, operated and maintained in all respects according to the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder and no Acquired Company is or has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Neither Sellers, nor any of the Acquired Companies has an obligation to “gross up” or indemnify any Service Provider with respect to any Taxes arising under the Code.

(k) Neither the execution, delivery or performance of this Agreement by Sellers nor the consummation of the Transactions (alone or in combination with any other event) will or can reasonably be expected to (i) entitle any Service Provider to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; (ii) result in the acceleration of vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any Service Provider or any increased or accelerated funding obligation with respect to any compensation or benefits; (iii) result in any increase in benefits payable under any Benefit Plan; or (iv) result in any restriction or prohibition on the ability to amend or terminate any Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) No Benefit Plan has been established or maintained for current or former employees, officers, directors, or individual independent contractors whose principal workplace is in a jurisdiction other than the United States (or a jurisdiction located therein) or is otherwise subject to the Laws of a jurisdiction other than the United States (or a jurisdiction located therein).

Section 3.13. Compliance with Laws; Governmental Authorizations.

(a) Except as set forth on Section 3.13(a) of the Sellers Disclosure Schedule, (i) the Acquired Companies are in compliance in all material respects, and have been, since January 1, 2024, in compliance in all material respects, with all Laws applicable to the conduct of the Business; (ii) none of the Acquired Companies or Sellers has received, at any time since January 1, 2024, any written notice or other communication from any Governmental Authority, or has paid or incurred any penalty or fine imposed by a Governmental Authority, regarding any actual or alleged violation of, or failure on the part of Sellers with respect to the Business or any Acquired Company to comply with, any applicable Law that has not been remedied; and (iii) to the Knowledge of Sellers, none of the Acquired Companies is under investigation with respect to any material violation of any applicable Laws. The Acquired Companies are not relying on any material exemption from or deferral of any Law or Governmental Authorization that would not be available to the Acquired Companies after the Closing.

(b) The Acquired Companies validly own, hold or possess all material licenses, franchises, permits, certificates, approvals, or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to the operation of the Business (the “Permits”). The Permits are valid and in full force and effect, no Acquired Company is in default under the Permits in any material respect and none of the Permits would reasonably be expected to be revoked, suspended, limited, terminated, modified, impaired or not renewed as a result of the Transactions. The Acquired Companies are not the subject of any pending or, to the Knowledge of Sellers, threatened actions in writing seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit. Since January 1, 2024, the Acquired Companies have not received any written notice or other written communication from any Governmental Authority or paid or incurred any penalty or fine imposed by a Governmental Authority, in each case, regarding any actual or alleged material violation of, or material failure to comply with, any Permit. Section 3.13(b) of the Sellers Disclosure Schedule sets forth a list of the jurisdictions in which the Acquired Companies are licensed to write insurance and the types of insurance and other products that they are licensed to write in each such jurisdiction, and each such license is valid and not suspended.

(c) Since January 1, 2024, the Acquired Companies have been, in all material respects, in compliance with all Anti-Money Laundering Laws and Sanctions. No Acquired Company (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, or any other Law governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions; (ii) is, to

the Knowledge of Sellers, under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions; (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions; (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or any Sanctions or (v) has filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Anti-Money Laundering Laws or any Sanctions.

(d) The Acquired Companies do not produce, design, test, manufacture, fabricate or develop one or more critical technologies, as that term is defined in 31 C.F.R. § 800.215.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Sellers Disclosure Schedule sets forth a list of all Company Registered IP, which includes for each item thereof: (i) the applicable application, registration, or serial or other similar identification number; and (ii) all deadlines and actions that are required by a Governmental Authority to be taken by an Acquired Company or Sellers within one hundred and eighty (180) days of the effective date of this Agreement.

(b) The Acquired Companies exclusively own all right, title, and interest in and to all of the Company Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances, and all Company Registered IP is valid, subsisting, and enforceable. Other than as disclosed on Section 3.14(b) of the Sellers Disclosure Schedule, no interference, opposition, reissue, reexamination, or other proceeding (other than routine office actions issued by a Governmental Authority as part of prosecution) is pending or, to the Knowledge of Sellers, threatened, in which the scope, validity, or enforceability of any Company Intellectual Property is being, or would reasonably be likely to be, successfully contested, or challenged.

(c) Section 3.14(c) of the Sellers Disclosure Schedule sets forth a list, as of the date hereof, of all material Licensed Intellectual Property, currently used by an Acquired Company to carry on the operation of the business of the Acquired Company, identifying each item of Licensed Intellectual Property for which an Acquired Company is obligated to pay royalties, fees, commissions or other amounts (other than sales commissions paid to employees according to standard commission plans).

(d) The Company Intellectual Property and the Licensed Intellectual Property (collectively, the “Business Intellectual Property”) constitute all material Intellectual Property that is used in or necessary for the operation of the business of the Acquired Companies. The Business Intellectual Property shall be available in all material respects for use by the applicable Acquired Companies immediately after the Closing Date on substantially identical terms and conditions to those under which such Acquired Companies owned or used the Business Intellectual Property immediately prior to the Closing Date.

(e) Section 3.14(e) of the Sellers Disclosure Schedule sets forth a list of (i) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property; and (ii) whether the licenses, rights, and interests so granted, received, or acquired are exclusive or non-exclusive.

(f) The conduct of the Acquired Companies’ business as currently or historically conducted does not, and since January 1, 2024 has not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no Acquired Company has received any written claim of any actual or alleged infringement, misappropriation, or other violation by any Acquired Company of the Intellectual Property rights of any third party. To the Knowledge of Sellers, no third party currently is, or was in the past, infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and no such claims have been made or threatened in writing by any Acquired Company or Sellers since January 1, 2024.

(g) To the Knowledge of Sellers, none of the Company Software contains any bug, defect, or error that materially and adversely affects the use, functionality or performance of such Company Software.

(h) To the Knowledge of Sellers, no IT System contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Seller Entities and each Acquired Company have implemented, and each Acquired Company maintains, reasonable measures designed to prevent the introduction of Malicious Code into any IT System, including firewall protections and regular virus scans.

(i) The Seller Entities and each Acquired Company have implemented, and each Acquired Company takes, all actions reasonably necessary under the circumstances and consistent with generally accepted industry practices to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Acquired Companies. The Acquired Companies have not disclosed any confidential Company Intellectual Property to any Person other than pursuant to a written confidentiality agreement pursuant to which such Person agrees to protect such confidential information.

Section 3.15. Information Technology.

(a) All IT Systems used by each Acquired Company in the conduct of the Business are either (x) owned by; or (y) licensed or leased to, in each case pursuant to a valid and enforceable written agreement, the applicable Acquired Company. No Acquired

Company has received written notice from a third party alleging that the Acquired Company is in material default under licenses or leases relating to the IT Systems.

(b) The IT Systems have been reasonably maintained and supported and each Acquired Company has reasonable and appropriate maintenance and support arrangements in respect of the IT Systems. The Acquired Companies are the sole legal and beneficial owners, in all material respects, of the IT Systems owned or purported to be owned by any of the Acquired Companies, free from any Encumbrances other than Permitted Encumbrances. The IT Systems are in good working order and function substantially in accordance with applicable documentation.

(c) (i) The arrangements relating to the IT Systems (including their operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the performance of this Agreement; and (ii) the IT Systems will have adequate capability and capacity for the processing and other functions materially necessary for each Acquired Company to carry on the operation of the business of the Acquired Companies immediately following the Closing Date in substantially the same manner as conducted as of the date hereof.

(d) Each Acquired Company has in effect reasonable disaster recovery plans, procedures, and facilities for its business and has taken reasonable steps designed to safeguard the security and the integrity of its IT Systems.

(e) Each Acquired Company implements reasonable measures designed to prevent the introduction of Malicious Code into its IT Systems, including firewall protections and regular virus scans.

(f) No Acquired Company or, as it relates to the operation of the business of the Acquired Companies, the Sellers have experienced, and no circumstances exist, to the Knowledge of the Sellers, as of the date hereof, that are reasonably likely to give rise to, any material disruption to the operation of the business in the ordinary course in or to the operation of the Business of the Acquired Companies as a result of any substandard performance or defect in any part of the IT Systems.

Section 3.16. Privacy and Data Security.

(a) The Acquired Companies and, to the Knowledge of the Sellers, their data processors comply, and have complied since January 1, 2024, in all material respects, with all Privacy and Security Requirements. The Acquired Companies have in place Contracts with all material data processors to ensure that the data processor maintains the confidentiality and security of the Acquired Companies’ data and complies at all times with Privacy and Security Requirements, and such Contracts include Processing provisions as required under Privacy and Security Requirements.

(b) The execution, delivery, and performance of this Agreement and the consummation of the Transactions do not and will not materially conflict with or result in a violation or breach of any applicable Privacy and Security Requirements.

(c) (i) The Acquired Companies have provided or otherwise made available to its customers, the applicable Acquired Company Privacy Policies, to the extent required by applicable Privacy and Security Requirements; (ii) no disclosure or representation made or contained in any Acquired Company Privacy Policies has been materially inaccurate, misleading, deceptive, or in violation of any applicable Privacy and Security Requirements; and (iii) the Acquired Companies are, and have been, in all material respects, in compliance with the applicable Acquired Company Privacy Policies.

(d) Except as set forth in Section 3.16(d) of the Sellers Disclosure Schedule, the Acquired Companies and, to the Knowledge of the Sellers, its data processors, have not suffered since January 1, 2024 and are not suffering a Security Incident, and have not been materially and are not materially adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Since January 1, 2024, the Acquired Companies have not notified and, to the Knowledge of Sellers, there have been no facts or circumstances that would require the Acquired Companies to notify, any Governmental Authority or other Person of any Security Incident.

(e) The Acquired Companies have not received any written notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other claim, suit, action, or proceeding brought against any Acquired Company by a third party, relating to any Security Incident or violation of Privacy and Security Requirements.

(f) The Acquired Companies have established an Information Security Program that is appropriately implemented and maintained in all material respects, and there have been no material violations of the Information Security Program. The Acquired Companies have assessed and tested their Information Security Program on a no less than annual basis; remediated all critical and high risks and vulnerabilities identified through such assessments and testing that are reasonably capable of remediation prior to the Closing Date; and the Information Security Program has proven to be sufficient, in all material respects, and compliant with Privacy and Security Requirements. The IT Systems currently used by the Acquired Companies are in good working condition, to the Knowledge of Sellers, do not contain any malicious code or material defect, and operate and perform in all material respects as necessary to conduct the business of each Acquired Company.

Section 3.17. Material Contracts.

(a) Section 3.17(a) of the Sellers Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all of the following Contracts (each such Contract and each Benefit Plan that is a Contract, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract to which any Acquired Company is a party and that is reasonably expected to give rise to payments on the part of any Acquired Company to and for the benefit of the counterparty thereto in excess of three hundred and fifty thousand dollars ($350,000) in the aggregate over the twelve (12) month period beginning January 1, 2025;

(ii) any Contract to which no Acquired Company is a party but that (A) has been entered into by Sellers or an Affiliate of Sellers primarily for the benefit of the Business; and (B) either (1) is reasonably expected to give rise to payments made by or allocated to any Acquired Company to and for the benefit of the counterparty thereto in excess of two hundred and fifty thousand dollars ($250,000) in the aggregate over the twelve (12) month period beginning January 1, 2025 or (2) is otherwise material to the operation of the Business as conducted on the date of this Agreement;

(iii) any Contract that materially restricts or limits the ability of any Acquired Company to freely engage in any business (including use or enforcement of any Company Intellectual Property) in any geographic area, or which provides for “exclusivity” with respect to any line of business in favor of any Person;

(iv) any Contract relating to the acquisition or disposition of any Company Intellectual Property or material assets (other than Investment Assets) or any material business (whether by merger, sale of stock, sale of assets or otherwise) of the Acquired Companies to the extent any actual or contingent express material obligations of any Acquired Company thereunder remain in effect, including in respect of the payment of any amounts in respect of indemnification obligations, purchase price adjustments, any earn-out or otherwise, in connection with such acquisition or disposition that remains outstanding;

(v) any Contract under which an Acquired Company has incurred any Indebtedness that (x) is currently owing or has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (y) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Acquired Companies; or (B) the Acquired Companies have directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(vi) any Contract to which an Acquired Company is a party providing for any joint venture, partnership, limited liability company or similar agreement or arrangement involving a sharing of profits, losses, costs or liabilities with any other Person, in each case except for Investment Assets;

(vii) any Contract to which an Acquired Company is a party with any Governmental Authority;

(viii) any Contract that provides for, or relates to, the settlement or compromise of any Action which imposes obligations on any Acquired Company, including injunctive or other non-monetary relief, that remains outstanding;

(ix) any Contract between any Acquired Company and any officer or director of any Acquired Company;

(x) any Contract to which an Acquired Company is a party with any third party administrator, insurance adjuster or managing general agent;

(xi) all Contracts or other agreements to which an Acquired Company is a party that provide for severance or separation pay, retention or stay bonus, advance notice of termination, change in control bonus, accelerated vesting, retention or any other compensation, benefit or other obligation that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(xii) any collective bargaining agreement or other Contracts with any labor organization, union or association to which an Acquired Company is a party;

(xiii) any Reinsurance Agreement in effect on the date hereof;

(xiv) any Contract for the outsourcing of any material portion of the insurance operations of any of the Acquired Companies, including any management or advisory agreements with respect to Investment Assets, other than on an individual claim basis;

(xv) any Contract that contains any provision that provides for future payment by any Acquired Company that is conditioned on, or provides for any rights of termination, acceleration, modification or cancellation or causes an event of default as a result of, a change of control;

(xvi) any Contract that requires any Acquired Company to maintain a minimum rating or has a ratings trigger;

(xvii) any Intercompany Agreements, including all Contracts and other commitments or transactions between or among one or more of Sellers or any of their respective Affiliates (other than any Acquired Company), on the one hand, and to or by which any Acquired Company, on the other hand, are bound or affected;

(xviii) any Contract under which any Acquired Company may become obligated to pay any brokerage or finder’s or similar fees or expenses in connection with the transactions contemplated by this Agreement; and

(xix) any Contract that is a commitment or obligation to enter into any of the foregoing.

(b) With respect to each Material Contract, assuming the due authorization, execution and delivery thereof by the other party or parties thereto (i) each Material Contract is a legal, valid and binding obligation of the applicable Acquired Company, Seller Party or its Affiliates and, to the Knowledge of Sellers, each other party or parties thereto, in accordance with its terms; (ii) is in full force and effect in all material respects, subject to the Bankruptcy and Equity Exceptions; (iii) the applicable Acquired Company, Seller Party or its Affiliate is not, and, to the Knowledge of Sellers, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Material Contracts, and none of Sellers or any Acquired Company has provided or received any written, or to the Knowledge of Sellers, oral notice of any termination or intention to terminate, cancel, non-renew or materially reduce the amount of business under any such Material Contract or any transaction thereunder; and (iv) to the Knowledge of Sellers, no event, omission or circumstance has occurred that, with notice or lapse of time or both, would constitute a default, or result in a termination, or would cause, or permit, the acceleration of, or other changes of, any material right or obligation, or the loss of, any material benefit under any Material Contract.

Section 3.18. Sufficiency of Assets. Except as set forth on Section 3.18 of the Sellers Disclosure Schedule, and subject to the receipt of all Sellers Approvals and Required Approvals, the assets, properties, services, and other rights of the Acquired Companies and the assets, properties, rights and services to which Purchaser and its Affiliates are or will be entitled under this Agreement and the other Ancillary Agreements, will, as of the Closing, comprise the assets, properties, services, and rights that are sufficient to enable the Acquired Companies to conduct and operate the Business in all material respects immediately following the Closing in substantially the same manner as the Business was conducted in the twelve (12) month period immediately prior to the Closing.

Section 3.19. Real Property.

(a) None of the Acquired Companies owns any real property.

(b) Section 3.19(b) of the Sellers Disclosure Schedule sets forth a list, as of the date hereof, of all leases, subleases or occupancy agreements for real property of the Acquired Companies (any such lease, sublease or occupancy agreement being hereinafter referred to as a “Lease”).

(c) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto: (i) each Lease is a valid and binding obligation of the applicable Acquired Company and, to the Knowledge of Sellers, each other party or parties thereto, in accordance with its terms and is in full force and effect in all material respects, subject to the Bankruptcy and Equity Exceptions; (ii) the applicable Acquired Company is not, and, to the Knowledge of Sellers, no other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Leases; and (iii) to the Knowledge of Sellers, no event has occurred that would constitute a default under any Lease. None of the Acquired Companies has subleased, licensed or otherwise knowingly granted any Person the right to use or occupy any Lease or any material portion thereof.

Section 3.20. Environmental Matters.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect:

(i) the Acquired Companies are, and since January 1, 2024 have been, in all material respects, in compliance with all applicable Environmental Laws and are in possession of, and in compliance with, all Permits required under applicable Environmental Laws;

(ii) no Acquired Company has received from any Governmental Authority any written notice of violation or alleged violation of any Environmental Law, other than any such violation or alleged violation that has been resolved or for which there are no additional obligations; and

(iii) no Action is pending or, to the Knowledge of Sellers, threatened in writing against the Acquired Companies arising under any Environmental Law.

Section 3.21. Finders’ Fees. Except for Raymond James & Associates, Inc. whose fees and expenses will be paid by Sellers or an Affiliate of a Seller (other than the Acquired Companies), there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Sellers or any of the Acquired Companies who is entitled to any fee or commission from Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies) solely as a consequence of the consummation of the Transactions.

Section 3.22. Insurance Representatives.

(a) Since January 1, 2024, each Person performing the duties of Insurance Producer on behalf of the Acquired Companies (each, an “Insurance Representative”), to the Knowledge of Sellers, at the time such Insurance Representative offered, sold, solicited, marketed, wrote, administered, managed, negotiated or produced any insurance business or otherwise performed services for or on behalf of any Acquired Company for which a Governmental Authorization was required by applicable Law, possessed all material Governmental Authorization as required by applicable Law (for the type of business offered, sold, solicited, marketed, wrote, administered, managed, negotiated or produced by such Insurance Representative on behalf of the Acquired Companies) in the particular jurisdiction in which such Insurance Representative wrote, sold or produced such business, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b) To the Knowledge of Sellers with respect to third party Insurance Producers, since January 1, 2024, each Insurance Producer, at any time that it wrote, sold or produced Insurance Contracts for the Insurance Companies, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Insurance Producer) in the particular jurisdiction in which such Insurance Producer wrote, sold or produced such Insurance Contracts.

(c) To the Knowledge of Sellers with respect to third parties, since January 1, 2024, each administrator that managed or administered insurance business for any of the Insurance Companies, at the time such Person managed or administered such business, was duly licensed as required by Law (for the type of business managed or administered for the applicable Insurance Company), and no such administrator is or was in violation (or with or without notice or lapse of time or both, would be in violation) of any material term or provision of any Law applicable to the administration or management of insurance business for the applicable Insurance Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities or are barred by an applicable statute of limitations.

(d) The Sellers’ Representative has made available to Purchaser a true and complete copy, in all material respects, of the standard form Contracts used by each Acquired Company for the appointment and engagement of the Insurance Representatives. There are no side agreements or other Contracts between any Acquired Company, Sellers or their respective Affiliates, on the one hand, and any of the Insurance Representatives, on the other hand, that require payment of compensation with respect to the insurance policies issued by any Acquired Company on a basis other than a basis that is generally consistent with the terms of the standard form Contract used by any Acquired Company for the appointment and engagement of agents.

(e) Section 3.22(e) of the Sellers Disclosure Schedule sets forth, for both the twelve (12) month period ended December 31, 2025, and the period beginning on January 1, 2026 and ending on June 30, 2026, a list of the Acquired Companies’ top ten (10) Insurance Producers (together with their respective Affiliates on a consolidated basis) (by gross revenues) (collectively, the “Top Producers”) for such period. None of the Acquired Companies have received any written notice from any such Top Producers to the effect that, and Sellers do not have any Knowledge that, any such Top Producer will stop selling products of the Acquired Companies and/or utilizing the services or products of the Acquired Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise), except as would not reasonably be expected to have a material impact on the Acquired Companies, taken as a whole.

Section 3.23. Labor Matters.

(a) Section 3.23(a) of the Sellers Disclosure Schedule contains a true and complete list, in all material respects, of all Current Employees and individual independent contractors of the Acquired Companies as of no earlier than five (5) Business Days prior to the date of this Agreement, containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged; (iii) their work location (country, state, province, city); (iv) their start dates and number of years of continuous service; (v) classification as overtime exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law; (vi) their job titles and positions; (vii) their fulltime, part-time, or temporary employment status and status as active or inactive (and if inactive due to leave, the nature of leave and expected return date, if known); (viii) their base salaries or base hourly wage or contract rate; (ix) their target bonus rates or target commission rates; (x) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance or separation payments); (xi) a description of the fringe benefits provided to each such individual; (xii) any material written promises or commitments made to them with respect to changes or additions to their compensation or benefits; (xiii) whether they are subject to a work permit, visa, or similar authorization; and (xiv) their accrued but unused vacation time and/or paid time off.

(b) No Acquired Company is a party to or is otherwise bound by any collective bargaining agreement or other Contract with any labor organization or representative of any Current Employees with respect to the Current Employees, nor is any such Contract, as of the date of this Agreement, being negotiated. As of the date of this Agreement, there are no labor unions or other organizations or groups representing, purporting to represent or, to the Knowledge of Sellers, attempting to represent any Current Employees. As of the date of this Agreement, there is no pending or, to the Knowledge of Sellers, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity, labor dispute, or organizing campaign with respect to, any Current Employees.

(c) The Acquired Companies (i) are, and at all times since January 1, 2024 have been, in all material respects, in compliance with all applicable Laws respecting labor, employment, and employment practices, including, terms and conditions of employment, employee classification (either as exempt or non-exempt, or as an independent contractor versus employee), wages and hours (including the calculation, accrual, and payment of overtime compensation and compliance with meal and rest periods, travel pay requirements and other federal, state and local wage-and-hour Laws), vacation time and pay, paid time off, compensation, fringe benefits, paid sick leave, employment or separation of employment, leave of absence rights, employment policies, immigration, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, employer health tax, income and employment tax withholdings, occupational health and safety, health insurance continuation, whistle-blowing, privacy rights, harassment, human rights, discrimination, retaliation and working conditions; (ii) have withheld and reported all amounts required by any Law, Contract or Governmental Order to be withheld and reported with respect to wages, salaries and other payments or compensation to any Current Employee; (iii) have no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Current Employee (other than routine payments to be made in the normal course of business and consistent with past practice). The Acquired Companies have, or will have, consistent with their past payroll practices, no later than the Closing Date, paid to Current Employees all accrued salaries, bonuses, overtime pay, commissions, wages, sick pay, and vacation pay, paid time off and any other benefits, in each case which are due and payable on or before the Closing Date, in accordance with the Acquired Companies’ normal payroll practices as in effect on the date hereof. There are currently no pending, and have not been since January 1, 2024, any material Actions, suits, claims (oral or written), charges, complaints, grievances, arbitrations, investigations or other legal proceedings against Sellers or the Acquired Companies or, to the Knowledge of Sellers, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employees, applicants, contractors, other service providers, or beneficiaries of employees of the Acquired Companies, including any claim (oral or written) relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage-and-hour violations, unpaid wages, misclassification, unpaid commissions, wrongful termination, whistle-blower activity or any other employment related matter arising under applicable Laws.

(d) Each Person providing services to the Acquired Companies that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such and the Acquired Companies do not have any material liability or obligations arising out of the hiring or retention of Persons to provide services to the Acquired Companies and treating such Persons as consultants or independent contractors and not as employees of the Acquired Companies. All Current Employees have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(e) Since January 1, 2024, no Acquired Company has effectuated or announced (i) a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies (as defined under the WARN Act); or (ii) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act. The Acquired Companies have complied in all material respects at all times with the WARN Act and have no liabilities or outstanding claims pursuant to the WARN Act.

(f) No Acquired Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the Knowledge of Sellers, no Acquired Company nor any of its or their executive officers has received any pending notice of intent by any Governmental Authority responsible for the enforcement of applicable Laws pertaining to labor or employment to conduct an investigation relating to the Company and, to the Knowledge of Sellers, no such investigation is in progress. There are not any pending or, to the Knowledge of Sellers, threatened, charges before any Governmental Authority responsible for the prevention of unlawful employment practices respecting Current Employees or former employees of any Acquired Company.

(g) Since January 1, 2024, (i) no allegations of sexual or other harassment, discrimination or misconduct have been made against any (A) officer or director of the Acquired Companies, or (B) any employee of the Acquired Companies who, directly or indirectly, supervises or has managerial authority over employees or service providers of the Acquired Companies; and (ii) neither Sellers nor the Acquired Companies have entered into any settlement agreement or conducted any investigation related to allegations of sexual or other harassment, discrimination or misconduct by an employee, contractor, director, officer, or other representative of the Acquired Companies or Sellers in relation to the Acquired Companies.

(h) The Acquired Companies are not, and have not been since January 1, 2024, party to any contract or other arrangement with any Governmental Authority that subjects the Acquired Companies to compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) or the Vietnam Era

Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including their implementing regulations. The Acquired Companies are not, and have not been since January 1, 2024, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any government contract or other arrangement related to compliance with E.O. 11246, Section 503 or VEVRAA.

(i) The Acquired Companies are, and since January 1, 2024, have been in all material respects, in compliance with all Laws regarding hiring, including immigration Laws and any applicable mandatory employment eligibility verification obligations, the Fair Credit Reporting Act (and any similar state and local laws regarding employment background checks), and the Violent Crime Control and Law Enforcement Act of 1994 (“Crime Control Act”). No Continuing Employee, who is engaged in the business of insurance and has not received required written consent of the state insurance regulatory official with appropriate jurisdiction, has been convicted of any criminal felony involving dishonesty or breach of trust as those terms are used under the Crime Control Act.

Section 3.24. Reserves; Actuarial Reports. The loss and loss adjustment expense reserves, including loss and loss adjustment expenses incurred but not reported, reported on the Company Statutory Financial Statements as of and for the year ended December 31, 2025: (a) were computed in all material respects in accordance with generally accepted actuarial principles consistently applied throughout the periods covered by such Company Statutory Financial Statements taken together, except as otherwise noted in such Company Statutory Financial Statements and notes thereto; (b) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the Company Statutory Financial Statements; (c) satisfied all applicable Law and the requirements of SAP, as the case may be, in all material respects, except as otherwise noted in such Company Statutory Financial Statements and notes thereto; and (d) were based on actuarial assumptions that, at the time such reserves were established, produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions. Since January 1, 2024 through the date of this Agreement, the Company has not engaged any outside actuarial firm to prepare an actuarial opinion or loss reserve analysis except as disclosed on Section 3.24 of the Sellers Disclosure Schedule. Prior to the date hereof, Sellers’ Representative has made available to Purchaser true and complete copies, in all material respects, of all material actuarial reports prepared by actuaries, independent or otherwise, as to reserves with respect to the Acquired Companies since January 1, 2024, together with all attachments, opinions, certifications, addenda, supplements and modifications thereto (collectively, “Actuarial Analyses”). The information and data furnished by the Acquired Companies, in connection with the preparation of the Actuarial Analyses was complete and accurate in all material respects at the time it was furnished.

Section 3.25. Corporate Insurance. Section 3.25 of the Sellers Disclosure Schedule sets forth a true and complete list, in all material respects, of all current property and liability insurance policies covering any Acquired Company. All material current property and liability insurance policies covering the Acquired Companies (the “Corporate Insurance Policies”) are in full force and effect (and all premiums due and payable thereon have been paid in full when due). As of the date of this Agreement, no written notice of cancellation, termination, or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by Sellers or the Acquired Companies. No Acquired Company is in default, in any material respect, of any provision thereof. As of the date hereof, there is no material claim by any Acquired Company pending under any policy as to which coverage has been questioned, denied or disputed by the issuers or the underwriters of such policy.

Section 3.26. Insurance Business Matters.

(a) Except as required by the insurance Laws of general applicability and the insurance Permits maintained by the Insurance Companies, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on any Insurance Company, on the one hand, and to which any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has any Insurance Company adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to any Insurance Company, which restricts materially the conduct of the business of any Insurance Company or in any manner relates to its capital adequacy, credit or risk management policies or management.

(b) All insurance policies, binders, slips, certificates and other agreements of insurance, whether individual or group (including all amendments, applications, supplements, endorsements, riders, certificates and ancillary documents in connection therewith) of any Insurance Company (the “Policies”) in effect as of the date of this Agreement, and any and all marketing materials of any Insurance Company to the extent required under applicable Law, have been filed with or submitted to and approved or deemed approved under applicable Law, or not objected to by the relevant Governmental Authority within the period provided for objection. Such Policies and marketing materials comply with the Laws applicable thereto and have been administered in accordance therewith, except as would not, individually or in the aggregate, reasonably be likely to have a material effect on the Business. All premium rates established by any Insurance Company that are required to be filed with or submitted to or approved by Governmental Authorities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Laws applicable thereto, except as would not, individually or in the aggregate, reasonably be likely to have a material effect on the Business.

(c) Each Insurance Company has duly and timely filed, in all material respects, all reports, statements, registrations, notices, submissions or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits, and no Governmental Authority has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of that Governmental Authority or except, in each case, as would not, individually or in the aggregate, reasonably be likely to have a material effect on the Business. Prior to the date hereof, Sellers’ Representative has made available to Purchaser true and complete copies, in all material respects, of (i) all material examination reports and market conduct reports of the Insurance Companies issued by any Governmental Authority and all material written correspondence with any such Governmental Authority in connection therewith, to the extent relating to the Business, received by Sellers or, to the Knowledge of Sellers, any of their respective Affiliates, on or after January 1, 2024; (ii) all material Insurance Holding Company System Act filings or submissions made by the Insurance Companies with any insurance Governmental Authority since January 1, 2024 to the date hereof and (iii) all analyses and reports submitted by the Insurance Companies to the insurance Governmental Authority in its state of domicile since January 1, 2024 relating to its risk-based capital calculations. All material deficiencies or violations noted in the financial and market conduct reports described in clause (i) above have been cured or resolved to the reasonable satisfaction of the applicable Governmental Authority that noted such deficiencies or violations. To the Knowledge of Sellers, as of the date hereof, there are no pending examinations, investigations or material inquiries by any state insurance regulatory examiners in progress with respect to the Insurance Companies (other than normal and customary inquiries from insurance Governmental Authorities), nor are any such examinations, investigations or material inquiries (other than normal and customary inquiries from insurance Governmental Authorities) pending or scheduled in writing with respect to the Insurance Companies.

(d) As of the date hereof, there are no unpaid claims and assessments against the Insurance Companies by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool other than any in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be likely to have a material effect on the Business.

Section 3.27. Investment Assets.

(a) Section 3.27(a) of the Sellers Disclosure Schedule sets forth a true and complete list, in all material respects, of all Investment Assets owned by, or held in trust for the benefit of, the Insurance Companies as of the close of business on the second (2nd) Business Day immediately preceding the date of this Agreement, with information included therein as to the cost of each such asset and, if reasonably available, the market value thereof (the “Scheduled Investment Assets”). As of the date hereof, none of the Scheduled Investment Assets are subject to any material liability to fund capital calls, capital commitments or similar obligation or are in arrears or in default in the payment of principal or interest or dividends or has been or should have been classified as nonperforming, non-accrual, ninety (90) days past due, as still accruing and doubtful of collection, as in foreclosure or any other comparable classification, or are materially impaired. The Insurance Companies have valid title to all of the Scheduled Investment Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

(b) The Scheduled Investment Assets comply in all material respects with, and Sellers’ Representative has made available to Purchaser true and complete copies, in all material respects, of, the investment guidelines and policies with respect to the business of the Insurance Companies as of the date hereof attached (collectively, the “Investment Guidelines”).

Section 3.28. Reinsurance. With respect to each Reinsurance Agreement, (a) there are no events or conditions that constitute, or, after notice or lapse of time or both, will constitute, a default on any of the Acquired Companies, or, to the Knowledge of Sellers, on any counterparty under such Reinsurance Agreement, (b) to the Knowledge of Sellers, no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (c) to the Knowledge of Sellers, the financial condition of any cedant, reinsurer or retrocessionaire under such Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Acquired Companies, taken as a whole, (d) as of the date hereof, no written notice of intended cancellation, termination rate modification or request to recapture has been received by the Acquired Companies from any such cedant, reinsurer or retrocessionaire and (e) each Insurance Company is entitled, in all material respects, under the applicable insurance Laws of its domiciliary jurisdiction to take full credit in its Company Statutory Financial Statements for all amounts recoverable by it pursuant to such Reinsurance Agreement to the extent any such credit is so taken in such statutory statements. Since January 1, 2024, there have not been any material and unresolved disputes under any of the Reinsurance Agreements.

ARTICLE IV
Representations and Warranties of Purchaser

Except as set forth in the Purchaser Disclosure Schedule (it being understood that any information contained therein will qualify and apply to the representations and warranties in this ARTICLE IV to which the information is stated as referring, and will qualify and apply to other representations and warranties in this ARTICLE IV to the extent that it is reasonably apparent upon the face of such disclosure that such disclosure also qualifies or is responsive to such other representations and warranties), Purchaser represents and warrants to Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1. Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Purchaser has all requisite corporate power and authority to carry on its business as conducted on the date of this Agreement and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

Section 4.2. Binding Effect. The execution and delivery of this Agreement by Purchaser and the applicable Ancillary Agreements by Purchaser and its Affiliates, as applicable, the performance of Purchaser’s obligations hereunder and Purchaser’s and its Affiliates’ obligations hereunder and thereunder, as applicable, and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Purchaser or its Affiliates, as applicable, and no additional corporate proceedings on the part of Purchaser or any Affiliate thereof or any of their respective securityholders are necessary to approve or authorize, as applicable, this Agreement and the applicable Ancillary Agreements, the performance of Purchaser’s and its applicable Affiliates’ obligations hereunder or the consummation of the Transactions. Each of Purchaser’s Affiliates, as applicable, has the requisite corporate (or other organizational) power and authority to execute and deliver each other Ancillary Agreement to which it is or will be a party, to perform its obligations thereunder and to consummate the Transactions contemplated thereby. Purchaser has duly executed and delivered this Agreement and, on the Closing Date, it or its Affiliates, as the

case may be, will have duly executed and delivered the Ancillary Agreements. Assuming the due authorization, execution and delivery by Sellers, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.3. Governmental Filings and Consents. Except as set forth on Section 4.3 of the Purchaser Disclosure Schedule (the “Purchaser Approvals”), no material consents or approvals of, clearances or waivers from or filings or registrations with, any Governmental Authority are required to be made or obtained at or prior to the Closing by Purchaser or any of its Affiliates in connection with the execution, delivery or performance by Purchaser or its Affiliates of this Agreement or the Ancillary Agreements, or to consummate the Transactions contemplated hereby and thereby.

Section 4.4. Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions do not and will not (a) assuming compliance with the matters set forth in Section 4.3, conflict with, constitute a breach or violation of, or a default under, or give rise to any Encumbrance (other than Permitted Encumbrances) or any acceleration of remedies, penalty, increase in benefit payable or right of termination, suspension, revocation or cancellation under, or forfeiture of, as applicable, any applicable Law, Governmental Order or Governmental Authorization or Contract of Purchaser, except as would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect, (b) materially impair or delay the ability of Purchaser or its Affiliates to perform their respective obligations under this Agreement or the Ancillary Agreements or (c) constitute a breach or violation of, or a default under, the organizational documents of Purchaser.

Section 4.5. Finders’ Fees. There is no investment banker, broker, financial advisor, finder or other intermediary who is or might be entitled to any fee or commission in connection with the Transactions, based on arrangements made by or on behalf of Purchaser or its Affiliates.

Section 4.6. Financial Capability. Purchaser has, and will have at the Closing, immediately available, sufficient and unencumbered funds to pay the Purchase Price and all fees and expenses payable by Purchaser related to the transactions contemplated by this Agreement to complete the Acquisition on the terms and subject to the conditions set forth in this Agreement and to consummate the Transactions.

Section 4.7. Solvency. Assuming that the representations and warranties in Article III are true and correct and that Sellers and Purchaser have each complied with their respective obligations under this Agreement, at and immediately after the Closing, and after giving effect to the Transactions, each of Purchaser and its Subsidiaries will (a) be solvent (either because its financial condition is such that the sum of its debts is less than the fair value of its assets or because the “fair salable value” of its assets is greater than the value of “all of its liabilities, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors), (b) have adequate capital with which to engage in the Business and (c) be able to pay their debts and obligations as they become due.

ARTICLE V
Covenants

Section 5.1. Access to Information; Confidentiality . Prior to the Closing Date, the Seller Parties shall, and shall cause the Acquired Companies to, afford to Purchaser and its Representatives reasonable access upon reasonable prior notice at reasonable times during normal business hours to the properties, books, Contracts, employees and records of the Acquired Companies and the Business and, during such period, the Seller Parties shall, and shall cause the Acquired Companies to, furnish to Purchaser such information concerning the business, properties, financial condition, operations and senior personnel of the Acquired Companies and the Business as Purchaser may from time to time reasonably request, other than any such properties, books, Contracts, records and information that (a) are subject to an attorney-client or other legal privilege that might be impaired by such disclosure or (b) constitute internal drafts, opinions, valuations, correspondence or other materials produced or received by, or provided between or among, Sellers or their respective Affiliates or Representatives with respect to the negotiation or valuation of the transactions contemplated hereunder (or any alternative transaction to the transactions contemplated hereunder) or the terms of engagement of such Representatives with respect thereto. If any properties, books, Contracts, records and information are withheld by Sellers pursuant to clause (a) of the preceding sentence, the Seller Parties shall, and shall cause the Acquired Companies to, inform Purchaser of that fact and provide a description of the general nature of what is being withheld, and cooperate with Purchaser, at the sole expense of Purchaser, to (i) develop reasonable substitute arrangements that do not result in the loss of such privilege or the breach of such obligations (including redacting information or entering into joint defense agreements) and (ii) obtain any consent or waiver necessary from any Person to whom any contractual confidentiality obligation is owed in order to disclose such information to Purchaser and restructure the form of access, and/or make other arrangements, so as to permit the access requested. All requests for access or information pursuant to this Section 5.1 shall be directed to such Person or Persons as the Seller Parties shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Purchaser and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.1.

Section 5.2. Conduct of Business. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or required by this Agreement; (b) as set forth in Section 5.2 of the Sellers Disclosure Schedule; (c) as may be required by applicable Law; (d) in connection with Permitted Leakage; or (e) as otherwise requested or consented to in writing by Purchaser, Sellers shall cause the Acquired Companies to operate in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact their business organizations and their relationships with key employees, policyholders, reinsurers, Governmental Authorities and others with whom they have a material business relationship, and Sellers shall not (with respect to any Acquired Company), and shall cause any Acquired Company not to:

(a) reincorporate, redomesticate, or modify or amend its organizational documents or take adopt or authorize any action to liquidate, restructure, reorganize, wind up its affairs or dissolve;

(b) (i) modify the compensation or benefits of any Service Provider other than as required pursuant to any Contract in effect prior to the date hereof; (ii) enter into any severance, change in control or retention bonus arrangement with, or accelerate the vesting, funding or timing of any compensation or benefits of any Service Provider; (iii) adopt, establish, amend or terminate any Benefit Plan in any respect or establish any new arrangement that would (if it were in effect on the date of this Agreement) constitute a Benefit Plan; (iv) accelerate the funding under any Benefit Plan or provide discretionary benefits under any Benefit Plan to any Service Provider; (v) other than hiring employees to fill roles open as of the date hereof or with a base salary less than $200,000, hire, engage, promote, change the title of, or terminate (other than for “cause”) any Service Provider; (vi) make any loans or enter into any commitments to make any loans to any Service Provider; or (vii) permit any Service Provider to work primarily remotely or increase the amount of remote work performed, unless such Service Provider works primarily remotely as of the date of this Agreement;

(c) negotiate, enter into, amend, or extend any collective bargaining agreement or other Contract with a labor union, organization or association;

(d) issue, sell, pledge, transfer, dispose of, encumber or grant options, warrants, calls or rights to purchase or subscribe to or otherwise acquire, enter into any arrangement or contract with respect to the issuance, transfer or sale of, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest, including any recapitalization, reclassification, stock split or like change in such capital structure;

(e) make any change in the underwriting, claims administration, risk management, hedging, reinsurance, sales or distribution, reserving or accounting policies, practices or guidelines, or fail in any material respect to comply with such policies, practices or guidelines, except (x) as required by GAAP, SAP or applicable Law or requested in writing by a Governmental Authority or (y) for any such change made in the Ordinary Course of Business that is not material;

(f) merge or consolidate with any other Person or acquire any other Person or substantially all of the assets of any other Person or create any Subsidiary;

(g) modify or amend in any material respect or voluntarily terminate any Material Contract or waive, release or assign any material rights or claims thereunder or enter into any agreement that would be a Material Contract if it had been executed prior to the date of this Agreement;

(h) other than in the Ordinary Course of Business, modify, extend, sublease or amend in any material respect or voluntarily terminate any Lease or waive, release or assign any material rights or claims thereunder or enter into any agreement that would be a Lease if it had been executed prior to the date of this Agreement;

(i) incur any Indebtedness, other than accounts payable and, to the extent not exceeding three hundred and fifty thousand dollars ($350,000) in the aggregate, other short-term financing, in each case, incurred in the Ordinary Course of Business;

(j) accelerate or delay collection of any notes or accounts recoverables in advance of, or beyond, their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(k) acquire, sell, assign, transfer, pledge or encumber, or grant any Encumbrance (other than a Permitted Encumbrance) on, any of its assets in any transaction representing a value in excess of three hundred thousand dollars ($300,000);

(l) prepare or file any Tax Return other than in the Ordinary Course of Business, take any position, make any election, or adopt any method on any Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Lockbox Date or accelerating deductions to periods ending on or before the Lockbox Date), make or change any income or other material Tax election, settle or compromise any Tax Action or otherwise settle any dispute relating to Taxes, fail to file any Tax Return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, enter into any closing agreement or similar agreement relating to Taxes, request any ruling or similar guidance with respect to Taxes, amend any income or other material Tax Return, consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than automatic extensions of the due date of Tax Returns filed in the Ordinary Course of Business), in each case, to the extent that such action could reasonably be expected to bind or otherwise adversely affect Purchaser or its Affiliates (including any Acquired Company following the Closing Date);

(m) other than investment assets in the Ordinary Course of Business, acquire or dispose (by merger, consolidation or acquisition or disposition of stock or other equity interest or of assets) of any assets, property, Person or business or division;

(n) materially reduce the physical space of any real property that is leased, occupied or otherwise used by the Acquired Companies;

(o) (i) pay, settle, release, compromise or forgive any Action (whether pending or threatened) or waive any right thereto in excess of the amount of one hundred and fifty thousand dollars ($150,000) (with respect to any Action, determined net of any insurance coverage or reserves in respect of such Action), other than the settlement of claims in connection with Insurance Contracts in the Ordinary Course of Business for amounts that are less than the applicable policy limits and do not allege bad faith or extra-contractual obligations, or (ii) enter into any settlement arrangement with any Governmental Authority;

(p) sell, assign, transfer, or license any Intellectual Property;

(q) fail to pay or satisfy when due any material liability (other than any such liability that is being contested in good faith);

(r) enter into any new line of business, or introduce any new products or services that are not in development as of the date hereof, or change in any material respect existing products or services except as may be required by applicable Law; provided, however, this provision shall not prohibit any Acquired Company from expansion into Baton Rouge, Louisiana;

(s) abandon, modify, waive, terminate, fail to renew, let lapse or otherwise change any Permit necessary to conduct the Business or any commercial insurance policies and other arrangements that provide coverage to any Acquired Company as of the date hereof;

(t) change the terms for, or policies with respect to, the payment of commissions to any of its Insurance Representatives in any manner that would be material to any Acquired Company;

(u) amend or otherwise change the Investment Guidelines or other investment policies of any Acquired Company that are in effect as of the date hereof and have previously been provided to Purchaser in any material respect or make any investment or manage its investment portfolio other than in compliance with the Investment Guidelines or other such investment policies;

(v) forgive, cancel or compromise any material debt or obligation owed to the Acquired Companies or waive or release any rights relating thereto, or modify the terms of, or default under, any material debt or obligation, without receiving a realizable benefit of similar or greater value; or

(w) permit any Leakage, other than Transaction Expenses and the settlement of Intercompany Accounts pursuant to Section 5.7;

(x) agree or commit to do any of the foregoing.

Section 5.3. Reasonable Best Efforts; Regulatory Matters.

(a) Subject to the terms and conditions of this Agreement, each of Purchaser and the Seller Parties shall, and shall cause their respective Affiliates to, cooperate with the other party to: (i) prepare and file as promptly as practicable following the date hereof (and in the case of filings, applications and notifications, in no event more than twenty (20) Business Days following the date hereof) with any Governmental Authority or other third party all documentation to effect all necessary filings, applications and submissions; (ii) obtain (and cooperate with the other party hereto to obtain) (A) any consent, authorization, order, license, permit, qualification or approval of, any exemption by, or any clearance or waiver from, any applicable Governmental Authority necessary, proper and advisable to consummate the transactions contemplated by this Agreement, including the Sellers Approvals and Purchaser Approvals; and (B) the Required Approvals; and (iii) use reasonable best efforts to take such actions as may be required or requested by any applicable Governmental Authorities or as may otherwise be necessary in order to obtain the approvals of such Governmental Authorities. Notwithstanding anything in this Agreement (including this Section 5.3(a)) to the contrary, neither Purchaser nor any of its Affiliates shall be obligated to take or refrain from taking or to agree to take or refrain from taking any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate, would, or would reasonably be expected to, result in a Burdensome Condition.

(b) In furtherance of the provisions set forth in Section 5.3(a), (i) Purchaser will make “Form A” filings and any similar filing required by the Governmental Authorities in the State of Indiana (if required by the applicable Governmental Authority) and the State of Ohio as promptly as practicable, but in no event later than twenty (20) Business Days from the date hereof (other than any required fingerprints, biographical affidavits or personal financial information, which shall be filed as promptly as practicable thereafter); (ii) each party shall, and shall cause their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with any inquiries or any requests for additional information or documentary material made by any Governmental Authority in connection with the Transactions; and (iii) the parties hereto shall promptly, but in no event later than twenty (20) Business Days from the date hereof, make all other initial filings or submissions required with respect to other Required Approvals.

(c) Each of Sellers and Purchaser further covenant and agree that each of Sellers and Purchaser shall not, and shall cause their respective Affiliates not to, enter into any agreement with any Governmental Authority or other third party to delay or not to consummate the Closing, except with the prior written consent of the other party.

(d) Purchaser and the Sellers’ Representative shall have the reasonable opportunity to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each will consult the other on, any material filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, and Purchaser and the Sellers’ Representative agree to in good faith consider and reasonably accept comments of the other party thereon. The parties hereto agree that they will reasonably cooperate and consult with each other in good faith with respect to the obtaining of all applications, filings, registrations, notifications, permits, consents, approvals, clearances, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transactions and each party hereto will keep the other apprised of the status of such matters. The party hereto responsible for any such action shall promptly deliver to the other party hereto evidence of the filing or making of all applications, filings, registrations, notifications, permits, consents, approvals, clearances, waivers and authorizations relating thereto, and any supplement, amendment or item of additional information in connection therewith. With regard to any sharing of information contemplated by this Section 5.3, (A) any disclosure of information shall be done in a manner consistent with applicable Law, (B) information may be withheld as necessary to address reasonable attorney-client privilege, contractual obligations or similar concerns and (C) materials may be redacted to remove references concerning the valuation for the Transactions. Nothing in this Section 5.3 or any other provision in this Agreement shall require any party hereto, or any of their respective Affiliates, to disclose to any other party hereto (i) any information that in the reasonable judgment of such party or any of its respective Affiliates (as the case may be) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) any privileged information or confidential competitive information (including trade secrets) of such party or any of their respective Affiliates to the other party or (iii) any personal information with respect to any individual, including any biographical affidavits or personal financial information.

(e) Each of Purchaser and the Seller Parties shall, and shall cause its Affiliates to, (i) furnish to any Governmental Authority, upon request of such Governmental Authority, any information or documentation concerning themselves, their respective Affiliates, directors, officers and securityholders and the Transactions and such other matters as may be requested, and (ii) make available their respective personnel and advisers to any Governmental Authority, upon request of such Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to, or (B) any review, clearance or approval process by, any Governmental Authority in connection with the Transactions.

(f) Purchaser and the Seller Parties shall, and shall cause their respective Affiliates to, promptly advise each other upon receiving any communication from any Governmental Authority whose consent, clearance or approval is required for consummation of the Transactions, including promptly furnishing each other copies thereof and shall promptly advise each other when any such communication causes such party hereto to believe that there is a reasonable likelihood that any such consent or Governmental Authorization will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(g) Purchaser and the Seller Parties shall, and shall cause their respective Affiliates to, advise each other promptly following any live or telephonic meeting, discussion, hearing, or other proceedings with any Governmental Authority in respect of any filings, approval process, investigation or other inquiry (other than for routine or ministerial matters) relating to the Transactions, and shall promptly provide a reasonably complete summary of any such meeting, discussion or conversation to such party. Notwithstanding anything in this Agreement to the contrary, neither party shall be required to summarize any portion of any meeting with a Governmental Authority relating to any confidential or proprietary information regarding the other party or any of its Affiliates or their respective personnel.

(h) Notwithstanding anything in this Agreement to the contrary, filing fees payable in connection with a filing made by a party with a Governmental Authority in connection with this Section 5.3 shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

Section 5.4. Third-Party Consents. Prior to the Closing, except as expressly set forth herein or otherwise agreed by the parties hereto, Sellers shall use their reasonable best efforts to obtain the consent, waiver or approval of any third party (other than a Governmental Authority) required in connection with the consummation of the Transactions and the Ancillary Agreements,

including the CIBC Consent. For three (3) months following the Closing Date, Sellers shall continue to use its reasonable best efforts to obtain, as promptly as practicable, any such required third-party consents described in this Section 5.4 that have not been obtained as of the Closing Date. The aggregate costs (including any license or other fees and expenses) associated with obtaining such third-party consents, waivers and approvals, pursuant to this Section 5.4, including all consent fees, license fees and other costs and expenses (including reimbursement of third-party legal fees, filing/recording costs or similar expenses), shall be shared equally between the Sellers and the Purchaser; provided, that neither party shall be required to compromise any right, asset or benefit or incur any Liabilities (in each case other than commercially reasonable costs), make any accommodation or commence or participate in any Action in order to obtain such third-party consents, waivers or approvals.

Section 5.5. Tax Matters.

(a) Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the Acquisition shall be paid fifty percent (50%) by the Seller Entities and fifty percent (50%) by Purchaser. Any Transfer Taxes, if any, shall be timely paid, and any related Tax Returns timely filed, by the party required to pay for such Taxes, and file such Tax Returns, under applicable Law. Each of Purchaser and Seller Entities shall reasonably cooperate in preparing and filing when due all necessary documentation and Tax Returns with respect to such Transfer Taxes and shall execute and deliver all instruments and certificates reasonably required to obtain the benefit of any available exemptions from or reduction in any such Transfer Taxes or to enable the other party to comply with any filing requirements relating to any such Transfer Taxes.

(b) Tax Returns. Except as otherwise provided in Section 5.5(a), the Sellers’ Representative shall timely prepare and file (or cause to be prepared and filed) all Tax Returns that are required to be filed by or with respect to the Acquired Companies before the Closing Date, and Sellers’ Representative shall cause the Acquired Companies to remit any such Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Acquired Companies and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), in each case, unless otherwise required by applicable Law. Tax Returns of any Acquired Company for a tax year ending on the Lockbox Date shall be prepared and filed in a manner consistent with the calculation of Taxes due as set forth in the Financial Statements prepared as of the Lockbox Date. Purchaser shall prepare and file (or cause to be prepared and filed) when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed or with respect to the Acquired Companies after the Closing Date.

(c) Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Lockbox Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes for a

Pre-Lockbox Tax Period for purposes of this Agreement shall be (i) in the case of Taxes (A) based upon, or related to, income, gain, receipts, profits, wages, capital or net worth; (B) imposed in connection with the sale, transfer or assignment of property; or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Lockbox Date on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Lockbox Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on and including the Lockbox Date and the denominator of which is the number of days in the entire period.

(d) Assistance and Cooperation. After the Lockbox Date, Purchaser and the Sellers’ Representative shall (and shall cause their respective Affiliates to) reasonably cooperate with respect to the preparing and filing of any Tax Returns (including Tax Returns pursuant to Section 5.5(b)) and preparing for and defending any Tax Actions or disputes with any Governmental Authority, in each case, with respect to any Acquired Company. Such cooperation shall include making employees and information reasonably available on a mutually convenient basis and providing additional information and explanation of any material provided hereunder upon request.

(e) Termination of Tax Sharing Arrangements. Any Tax Sharing Arrangement between an Acquired Company and any Seller or Seller Affiliate (other than an Acquired Company) shall terminate immediately prior to the Closing and no Acquired Company shall have any liability thereunder following Closing.

Section 5.6. Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, or, if shorter, during the applicable period of the applicable Continuing Employee’s employment with the Acquired Companies following the Closing Date, Purchaser shall provide or shall cause to be provided to Current Employees who are employed by an Acquired Company as of immediately prior to the Closing and remain employed with the Acquired Companies following the Closing (each, a “Continuing Employee”) (i) base salary or hourly wage rates, as applicable, and target annual cash bonuses that are, in the aggregate, no less favorable than those provided to the Continuing Employees as of immediately prior to the Closing Date and (ii) employee health and welfare benefits that are substantially comparable in the aggregate to the employee health and welfare benefits provided to the Continuing Employees as of immediately prior to the Closing Date pursuant to the Benefit Plans set forth on Section 3.12(a) of the Sellers Disclosure Schedule (in the case of each of clauses (i) and (ii), excluding any equity or equity-based compensation, deal, transaction, retention, change in control bonuses or other one-time or special payments, defined benefit pension, nonqualified deferred compensation and retiree welfare benefits).

(b) The provisions contained in this Agreement with respect to any Continuing Employee are included for the sole benefit of the parties and shall not create any right in any other person, including any Continuing Employee (or dependent or beneficiary of any of the foregoing). Nothing herein (express or implied) (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any

Benefit Plan), (ii) shall alter or limit the ability of the Purchaser, the Company and their respective Affiliates to establish, amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) shall be deemed to prohibit or restrict Purchaser, the Company or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Closing, or (iv) shall be construed to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement.

(c) Sellers shall (i) obtain from each “disqualified individual” (within the meaning of Section 280G of the Code) that may receive or have received any payments or benefits that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code (in each case, which determinations shall be made by Sellers in consultation with Purchaser) an executed written agreement waiving such individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”, and such agreement, the “280G Waiver”) to the extent necessary so that all remaining payments and benefits applicable to such individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and (ii) submit to stockholders for approval, by such stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Waived Benefits, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Sellers shall provide Purchaser and its counsel with a copy of calculations, the waiver agreement, the disclosure statement and the stockholders consent contemplated by this Section within a reasonable time, and no less than ten (10) calendar days, prior to delivery to each “disqualified individual” and the applicable stockholders of such waiver agreement and disclosure statement, respectively, and Sellers shall consider and incorporate in good faith any changes reasonably requested by Purchaser or its counsel. Prior to the Closing, Sellers shall provide any executed waivers and consents received in connection with the vote of the stockholders and any documentation reasonably requested by the Purchaser which demonstrates that such vote of the stockholders was conducted in a manner which satisfies Section 280G(b)(5)(B) of the Code and the regulations thereunder.

Section 5.7. Intercompany Agreements and Accounts:

(a) Other than the Intercompany Agreements identified in Section 5.7(a) of the Sellers Disclosure Schedule, all Intercompany Agreements shall be terminated and discharged without any further liability or obligation thereunder and deemed to be void and of no further force and effect, effective immediately prior to the Closing; and

(b) Sellers shall, and shall cause their respective Affiliates to, take such action and make such cash payments as may be necessary so that as of the Closing, the Acquired Companies, on the one hand, and Sellers and their respective Affiliates (other than the Acquired Companies), on the other hand, settle, discharge, offset, pay, repay, terminate, or extinguish in full all Intercompany Accounts other than the Intercompany Accounts identified in Section 5.7(b) of the Sellers Disclosure Schedule.

Section 5.8. Resignations. Sellers shall cause the officers and directors of each of the Acquired Companies, to the extent specified in writing by Purchaser at least five (5) Business Days prior to the Closing Date, to resign such position or positions, effective as of the Closing (the “Resignations”).

Section 5.9. Representations & Warranties Insurance. In the event Purchaser or any of its Affiliates obtains a representations and warranties insurance policy or policies in respect of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto (such policy, an “R&W Policy”): (i) such R&W Policy shall waive any claims of subrogation against Sellers or any of their respective Affiliates (other than in the case of Fraud); and (ii) Sellers shall be third party beneficiaries of such waiver described in the foregoing clause (i).

Section 5.10. Corporate Insurance Policies. Sellers shall cause the Acquired Companies to purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the directors’ and officers’ liability insurance policies of the Acquired Companies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under current directors’ and officers’ liability insurance policies of the Acquired Companies.

Section 5.11. Non-Competition; Non-Solicitation.

(a) For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, none of the Seller Entities, any of their respective Affiliates or any of T. Parker, C. Timm, J. Lucker, R. Klimaszewski, T. Harrison or A. Modd (collectively, the “Restricted Parties”) shall, directly or indirectly, alone or in association with another Person, (i) Control, operate, manage, engage or have an ownership interest in any business that competes with the Business (a “Competing Business”) or (ii) solicit, knowingly encourage or knowingly induce any customer of any Acquired Company to terminate or cancel any insurance program, relationship or agreement between such customer and such Acquired Company (each, a “Competing Activity”).

(b) Notwithstanding the foregoing in Section 5.11(a), the Restricted Parties shall not be prohibited or restricted from:

(i) making investments in the Ordinary Course of Business, including in a general or separate account of an insurance company, in Persons engaging in a Competing Business, provided, that each such investment is a passive investment where none of the Restricted Parties (A) intends to or has the right to designate any of the members of the board of directors or other governing body of such Person or otherwise influence or direct the operation or management of such entity, (B) is a participant with any other Person in any group with such intention or right, and (C) owns more than ten percent (10%) of the outstanding voting securities (including convertible securities) of such entity;

(ii) owning any securities through an employee benefit plan;

(iii) performing any Competing Activity for the benefit of Purchaser or any of its Affiliates, including the performance of any Competing Activity required or contemplated by this Agreement or any Ancillary Agreement; or

(iv) taking any action expressly required by this Agreement or the Ancillary Agreements.

(c) For a period of three (3) years following the Closing Date, the Restricted Parties shall not, and the Seller Parties shall cause their respective Affiliates not to, without Purchaser’s prior written consent, directly or indirectly, recruit, solicit, hire or otherwise attempt to hire, employ or engage, for employment or for an independent contractor relationship or enter into an independent contractor relationship with any Continuing Employee or induce or attempt to induce any Continuing Employee to cease providing services to Purchaser or its Affiliates, unless such Continuing Employee (a) has not been employed by Purchaser or any of its Affiliates for a period of at least three (3) months prior to such solicitation or such Person’s employment has been terminated by Purchaser or its Affiliates (independent of any action of Seller or its Affiliates) prior to such solicitation or (b) responds to a general, non-targeted advertisement for employment.

(d) Each Seller agrees that the restrictions contained in this Section 5.11 are reasonable with respect to period, geographical area and scope and are each essential parts of the transactions contemplated by this Agreement in order to protect Purchaser’s and its Affiliates’ legitimate interests in the Business. In the event of a breach by Sellers of this Section 5.11, money damages may be inadequate, and Purchaser would have no adequate remedy at Law. Accordingly, each Seller agrees that, in the event of a breach or threatened breach by such Seller of this Section 5.11, Purchaser shall have the right, in addition to an action or actions for damages or any other rights and remedies existing in its favor, to seek specific performance, injunctive and/or other equitable relief to the extent permitted by applicable Law (without posting a bond or other security) to enforce its rights and Sellers’ obligations under this Section 5.11 or to prevent any violations of this Section 5.11.

(e) If any provision of this Section 5.11 is determined to be invalid, unreasonable, or unenforceable as a matter of applicable Law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to revise, blue-pencil, or otherwise modify such provision so as to render it valid and enforceable while maintaining the parties’ original intent (as reflected herein) to the maximum extent permitted by applicable Law. Each provision of this Section 5.11 is severable from the other provisions hereof, and if one or more provisions hereof is declared invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

Section 5.12. Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier valid termination of this Agreement in accordance with Section 8.1, neither Sellers, nor any of Sellers’ Representatives or Affiliates will directly or indirectly: (a) solicit, initiate, facilitate, encourage, discuss, engage in any negotiations or accept any inquiry, proposal or offer or other indications of interest (whether initiated by Sellers, any of their respective Affiliates or Representatives or otherwise) relating to any Competing Transaction from any Person other than Purchaser; (b) enter into any term sheet, letter of intent, agreement, contract or other non-binding or binding arrangement or understanding with respect to any Competing Transaction with any Person other than Purchaser (or any of its Affiliates); or (c) initiate, encourage, facilitate, attend or participate or engage in any discussions, negotiations or other communications with, assist or cooperate with, or furnish or otherwise make available any information (including providing or continuing to provide access to any electronic or physical data room maintained or that may be maintained in connection with any Competing Transaction) to, any Person (other than Purchaser, its Affiliates and their Representatives) with respect to any Competing Transaction.

ARTICLE VI
Conditions to Closing

Section 6.1. Conditions to the Obligations of Purchaser and Sellers. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by each party hereto) at or prior to the Closing of each of the following conditions:

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Governmental Order that is in effect on the Closing Date that (a) prohibits, restrains or enjoins the consummation of the Closing, (b) results in the Transactions being unlawful or illegal or (c) that would cause the Transactions to be rescinded, and no Action shall have been commenced by any Governmental Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

(b) Required Approvals. All approvals set forth on Section 6.1(b) of the Sellers Disclosure Schedule (the “Required Approvals”) shall have been obtained, any waiting period applicable thereto shall have been terminated or otherwise expired, and no such consent, authorization or approval shall have expired or been revoked.

Section 6.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The Sellers Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such specified date) and (ii) the other representations and warranties of Sellers set forth in ARTICLE III (other than the Sellers Fundamental Representations) and in any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such specified date), without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” (other than those set forth in Section 3.9(b)), except to the extent any failure of such representations and warranties in this clause

(ii) to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Sellers set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) No Burdensome Condition. No Burdensome Condition shall be imposed on Purchaser in connection with any consent, approval or authorization in connection with the Transactions.

(e) 280G Waivers and Consents. Purchaser shall have received the executed waivers and consents in connection with the vote of the stockholders contemplated under Section 5.6(c).

(f) Employment Agreements. Each of the Employment Agreements shall be effective upon the Closing.

(g) CIBC Consent. The CIBC Consent shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be effective upon the Closing.

(h) Ancillary Agreements. All parties thereto shall have executed and delivered each Ancillary Agreement.

(i) Closing Deliveries. Sellers or Sellers’ Representative shall have delivered to Purchaser each of the documents required to be delivered pursuant to Section 2.3(b).

Section 6.3. Conditions to the Obligations of Sellers. The obligations of Sellers to effect the Closing are subject to the satisfaction (or waiver by Sellers’ Representative) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The Purchaser Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such specified date) and (ii) the other representations and warranties of Purchaser set forth in ARTICLE IV (other than the Purchaser Fundamental Representations) and in any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such specified date), without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Purchaser Material Adverse Effect”, except to the extent any failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Covenants. Each of the covenants and agreements of Purchaser set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been performed or complied with in all material respects.

(c) Closing Deliveries. Purchaser shall have delivered to Sellers’ Representative each of the documents required to be delivered pursuant to Section 2.3(c).

ARTICLE VII
Survival

Section 7.1. Survival of Representations, Warranties, and Covenants. Except in the case of Fraud, the representations and warranties of the parties contained in this Agreement shall terminate effective immediately as of the Closing (with the parties hereto agreeing to contractually shorten the applicable statutes of limitations). All covenants and agreements of the parties contained in this Agreement which by their terms contemplate performance prior to the Closing Date shall expire on the Closing Date and each covenant and agreement of the parties contained in this Agreement which by its terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

ARTICLE VIII
Termination

Section 8.1. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Closing solely as follows:

(a) by mutual written consent of Purchaser and the Sellers’ Representative;

(b) at the election of Sellers’ Representative or Purchaser, if the Closing has not occurred on or before June 30, 2027 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or any of its Affiliates) materially to perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;

(c) by Sellers’ Representative or Purchaser if there shall be in effect a final, nonappealable Governmental Order of a Governmental Authority having competent jurisdiction over the business of the Acquired Companies prohibiting the consummation of the Closing, it being agreed that Sellers and Purchaser shall use their reasonable best efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal subject to the terms and conditions herein; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party seeking to terminate whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the date of such termination;

(d) by Purchaser if there has been a breach by Sellers of any of Sellers’ representations, warranties, covenants or agreements set forth in this Agreement which breach would result in, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 6.1 or Section 6.2, and such breach is (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (A) twenty (20) Business Days after the giving of written notice by Purchaser to the Sellers’ Representative and (B) the Outside Date (including as such date may be extended pursuant to Section 8.1(b)); provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Purchaser is then in breach or violation of any of its representations, warranties or covenants contained in this Agreement; or

(e) by Sellers’ Representative if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements set forth in this Agreement which breach would result in, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 6.1 or Section 6.3, and such breach is (i) not capable of being cured prior to the Outside Date or (ii) if curable, is not cured within the earlier of (A) twenty (20) Business Days after the giving of written notice by Sellers’ Representative to Purchaser and (B) the Outside Date; provided, that Sellers’ Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if any Seller is then in breach or violation of any of its representations, warranties or covenants contained in this Agreement.

Section 8.2. Procedure Upon Termination. In the event of termination by Sellers or Purchaser, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party hereto, and this Agreement shall terminate, without further action by Sellers or Purchaser.

Section 8.3. Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and neither party hereto shall have any liability to the other party hereto or such other party’s Affiliates, directors, officers, shareholders, partners, agents, or employees in connection with this Agreement, except that (a) the obligations of the parties hereto contained in the Confidentiality Agreement and in this Section 8.3, ARTICLE I, ARTICLE VII, and in ARTICLE IX shall survive; and (b) termination will not relieve either party hereto from liability for any Willful Breach of this Agreement or Fraud by that party prior to such termination.

ARTICLE IX
Miscellaneous

Section 9.1. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with written confirmation of transmission); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, and email addresses (or to such other address, or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to the Sellers’ Representative:

Christopher J. Timm

6767 Longshore St.

Suite 600

Dublin, OH 43017

E-mail: ctimm@ufcic.com

with a copy (which shall not constitute notice to Sellers for the purposes of this Section 9.1) to:

Squire Patton Boggs (US) LLP

127 Public Square

Cleveland, OH 44114

Attn: Molly McNally

E-mail: molly.mcnally@squirepb.com

and

Squire Patton Boggs (US) LLP

41 S High St
Columbus, OH 43215

Attn: Doug Anderson

E-mail: doug.anderson@squirepb.com

If to Purchaser:

Tiptree Inc.

660 Steamboat Road

Greenwich, CT 06830

Attention: Siew Kwok

E-mail: skwok@tiptreeinc.com

with a copy (which shall not constitute notice to Purchaser for the purposes of this Section 9.1) to:

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention: Michael Devins

E-mail: mdevins@sidley.com

Section 9.2. Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by Purchaser and the Sellers’ Representative (on behalf of Sellers), or in the case of a waiver, by the party hereto against whom the waiver is to be effective; provided, that any waiver of Purchaser against any Seller may be signed by the Sellers’ Representative on behalf of Sellers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by Purchaser without the prior written consent of the Sellers’ Representative or by any of the Seller Parties without the prior written consent of Purchaser, and any such assignment that is not consented to shall be null and void; provided, that Purchaser may assign all or any portion of its rights, interests and obligations under this Agreement to any of its Affiliates without the consent of any of the Seller Parties. No such assignment shall limit or relieve Purchaser or any of its Affiliates of their respective duties or obligations under this Agreement or any Ancillary Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.4. Entire Agreement. This Agreement and the Ancillary Agreements (when executed and delivered) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement to the extent not in conflict with this Agreement which will remain in full force and effect until the Closing.

Section 9.5. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities upon any Person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 9.6. Public Disclosure. Purchaser and Sellers’ Representative shall agree on the form and content of any initial press release and, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue any other press release or other public statement or communication with respect to this Agreement, the Ancillary Agreements or the Transactions; provided, that the parties hereto may, without the prior written consent of the other parties hereto, issue such communication or make such public statement (a) as may be required by applicable Law or stock exchange rules and, if practicable under the circumstances, after reasonable prior consultation with the other party hereto; or (b) to enforce its rights or remedies under this Agreement or any Ancillary Agreement.

Section 9.7. Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, whether or not the Transactions are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be borne by the party incurring such expenses.

Section 9.8. Governing Law; Submission to Jurisdiction.

(a) The terms of this Agreement are governed by, and will be construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County and any federal court of the United States District court for the District of Delaware (each, a “Delaware Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the Transactions. In any such Action, each of the parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Delaware Court, that such Action is not subject to the jurisdiction of any such Delaware Court, that such Action is brought in an inconvenient forum or that the venue of such Action is improper; provided, however, that nothing set forth in this sentence shall prohibit any of the parties from removing any matter from one Delaware Court to another Delaware Court. Each of the parties also agrees that any final and unappealable judgment against a party in connection with any Action will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any Action under this Agreement shall, if delivered or sent in accordance with Section 9.1, constitute good, proper and sufficient service thereof.

Section 9.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 9.13. Further Assurances. Subject to the terms and conditions of this Agreement, on and after the Closing Date, upon the request of either party, the other party shall, at the requesting party’s expense, execute and deliver such instruments as may be reasonably requested by the requesting party in order to properly effect the Transactions.

Section 9.14. Sellers’ Representative . Each Seller hereby irrevocably appoints the Sellers’ Representative as of the date of this Agreement, with power of designation and assignment as its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, each Seller, with the full power, without the consent of any Seller, to: (a) exercise, as the Sellers’ Representative in his sole discretion deems appropriate, the powers that such Seller could exercise under this Agreement with respect to all of its rights and obligations; (b) to take all actions with respect thereto necessary or appropriate in the judgment of the Sellers’ Representative in connection with this Agreement and the Ancillary Agreements; (c) to execute and deliver on behalf of Sellers any amendment, consent or waiver under this Agreement and the Ancillary Agreements; (d) to execute and deliver on Sellers’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the Ancillary Agreements; (e) to make and receive notices and other communications pursuant to this Agreement and the Ancillary Agreements and service of process in any Action arising out of or related to this Agreement and the Ancillary Agreements; and (f) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the Ancillary Agreements or the Transactions. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, Purchaser shall be entitled to rely exclusively upon any notices, deliverables and other acts of the Sellers’

Representative relating to Sellers’ rights and obligations under this Agreement as being legally binding acts of each Seller, individually and collectively, and Purchaser shall deliver any notice required or permitted under this Agreement to be delivered to Sellers to the Sellers’ Representative. Each Seller agrees not to institute any Action against Purchaser alleging that the Sellers’ Representative did not have the authority to act as the Sellers’ Representative on behalf of such Seller in connection with any action, omission or execution.

Section 9.15. Attorney-Client Matters.

(a) Recognizing that Squire Patton Boggs (US) LLP (“Squire”) has acted as legal counsel to Sellers and their Affiliates (including, prior to the Closing, the Acquired Companies) prior to the date hereof, and that Squire intends to act as legal counsel to Sellers and their Affiliates (which, following the Closing, shall not include the Acquired Companies), Purchaser and the Acquired Companies (i) hereby waive, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with Squire representing Sellers or their Affiliates after the Closing with respect to matters relating to the transactions contemplated hereby, and (ii) shall not, and shall cause their Affiliates not to, seek to have or have Squire disqualified from any such representation based on the prior representation of the Acquired Companies by Squire.

(b) Purchaser and the Acquired Companies further agree that all communications in any form or format whatsoever between or among Squire, any Seller or any of its Affiliates or Representatives, that result from or arise out of the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned by Sellers, shall be controlled by Sellers and shall not pass to or be claimed by the Acquired Companies or any of their Affiliates (including, following the Closing, Purchaser and its Affiliates). All Privileged Deal Communications that are attorney-client privileged shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sellers, shall be controlled by Sellers and shall not pass to or be claimed by the Acquired Companies or any of their Affiliates (including, following the Closing, Purchaser and its Affiliates).

(c) Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any Seller or any of its Affiliates after the Closing. The Privileged Communications may be used by any Seller or any of its Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim brought by Purchaser or its Affiliates. Notwithstanding the foregoing, if the Acquired Companies or any of their Affiliates (including, following the Closing, Purchaser and its Affiliates) intentionally or inadvertently come into possession of Privileged Deal Communications and in the event that a dispute arises between the Acquired Companies, on the one hand, and a third party other than Sellers, on the other hand, the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Sellers.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SHIELD HOLDINGS, LLC
By:	/s/ Timothy Schmidt
Name: Timothy Schmidt Title: Member

UH PARTNERS, LLC
By:	/s/ Christopher Timm
Name: Christopher Timm Title: Managing Member

THOMAS PARKER
/s/ Thomas Parker

Christopher J. Timm
/s/ Christopher J. Timm

John Lucker
/s/ John Lucker

RICK KLIMASZEWSKI
/s/ Rick Klimaszewski

Travis Harrison
/s/ Travis Harrison

ANTHONY MODD
/s/ Anthony Modd

FRANK FREUND
/s/ Frank Freund

JEFF KIRKPATRICK
/s/ Jeff Kirkpatrick

BRIAN LIETZKE
/s/ Brian Lietzke

STEVE JOKERST
/s/ Steve Jokerst

TIM ELLIS
/s/ Tim Ellis

SANDY NANCE
/s/ Sandy Nance

garrett mcclellan
/s/ Garrett McClellan

CHISTOPHER J. TIMM, as Sellers’ Representative
By:	/s/ Christopher J. Timm
Christopher J. Timm

TIPTREE INC.
By:	/s/ Michael G. Barnes
Name: Michael G. Barnes Title: Chairman and Chief Executive Officer